AMENDED AND RESTATED AGREEMENT
OF LIMITED PARTNERSHIP

OF

NEW DEVONSHIRE II LIMITED PARTNERSHIP
An Ohio Limited Partnership

By and Among

Leonard F. Gorsuch & Fairfield Homes, Inc.
as the General Partners

and

Leonard F. Gorsuch & Fairfield Homes, Inc.
as the Withdrawing Original Limited Partners

and

Boston Capital Tax Credit Fund IV, L.P. (Series 26) as the Investment Limited Partner

and

BCTC 94, INC.
as the Special Limited Partner



Dated as of January 30, 1997








NEW DEVONSHIRE II LIMITED PARTNERSHIP

    TABLE OF CONTENTS

ARTICLE I  DEFINED TERMS     1
ARTICLE II NAME AND BUSINESS 14
2.1  NAME; CONTINUATION 14
2.2 OFFICE AND RESIDENT AGENT     14
2.3 PURPOSE   15
2.4  TERM AND DISSOLUTION    15
ARTICLE III MORTGAGE, REFINANCING AND DISPOSITION OF PROPERTY   16
ARTICLE IV PARTNERS; CAPITAL 17
4.1 CAPITAL AND CAPITAL ACCOUNTS  17
4.2  GENERAL PARTNERS   18
4.3 INVESTMENT LIMITED PARTNER, SPECIAL LIMITED PARTNER AND  WITHDRAWING
ORIGINAL
LIMITED PARTNERS   18
4.4  LIABILITY OF THE LIMITED PARTNERS 18
4.5 SPECIAL RIGHTS OF THE INVESTMENT LIMITED PARTNER AND THE SPECIAL 18
LIMITED PARTNER    18
4.6 MEETINGS  21
ARTICLE V CAPITAL CONTRIBUTIONS OF THE INVESTMENT LIMITED PARTNER AND
THE SPECIAL LIMITED PARTNER  21
5.1 PAYMENTS  21
5.2 RETURN OF CAPITAL CONTRIBUTIONS    23
ARTICLE VI RIGHTS, POWERS AND DUTIES OF GENERAL PARTNERS   26
6.1  AUTHORIZED ACTS    26
6.2 RESTRICTIONS ON AUTHORITY     27
6.3  PERSONAL SERVICES  29
6.4  BUSINESS MANAGEMENT AND CONTROL;  TAX  MATTERS  PARTNER    29
6.5 DUTIES AND OBLIGATIONS OF THE GENERAL PARTNERS    29
6.6  REPRESENTATIONS AND WARRANTIES    32
6.7 LIABILITY ON THE PERMANENT MORTGAGES    35
6.8 INDEMNIFICATION OF THE GENERAL PARTNERS 35
6.9  INDEMNIFICATION OF THE PARTNERSHIP AND THE LIMITED PARTNERS     36
6.10  OPERATING DEFICITS     37
6.11 OBLIGATION TO COMPLETE THE CONSTRUCTION OF THE APARTMENT COMPLEX     37
6.12 CERTAIN PAYMENTS TO THE GENERAL PARTNERS AND OTHERS   39
6.13  DELEGATION OF GENERAL PARTNER AUTHORITY    39
6.14  ASSIGNMENT TO PARTNERSHIP   40
ARTICLE VII WITHDRAWAL OF GENERAL PARTNERS; NEW GENERAL PARTNERS     41
7.1 WITHDRAWAL     41
7.2 OBLIGATION TO CONTINUE   41
7.3 WITHDRAWAL OF ALL GENERAL PARTNERS 41
7.4 INTEREST OF GENERAL PARTNER AFTER PERMITTED WITHDRAWAL 42
7.5 ADMISSION OF ADDITIONAL GENERAL PARTNER(S) UNDER CERTAIN CIRCUMSTANCES
    42
ARTICLE VIII TRANSFERABILITY OF LIMITED PARTNER INTERESTS  43
8.1 ASSIGNMENTS    43
8.2  SUBSTITUTED LIMITED PARTNER  44
8.3 RESTRICTIONS   44
ARTICLE IX BORROWINGS   44
 BORROWINGS   45
ARTICLE X PROFITS, LOSSES, TAX CREDITS, DISTRIBUTIONS AND CAPITAL
ACCOUNTS 45
10.1 PROFITS, LOSSES AND TAX CREDITS   45
10.2 CASH DISTRIBUTIONS PRIOR TO DISSOLUTION     46
10.3 DISTRIBUTIONS UPON DISSOLUTION    48
10.4 SPECIAL PROVISIONS 49
10.5 AUTHORITY OF THE GENERAL PARTNERS TO VARY ALLOCATIONS TO PRESERVE AND
PROTECT
THE PARTNERS' INTENT    53
ARTICLE XI MANAGEMENT AGENT  54
ARTICLE XII BOOKS AND RECORDS, ACCOUNTING, TAX ELECTIONS, ETC.  55
12.1  BOOKS AND RECORDS 55
12.2  BANK ACCOUNTS     55
12.3 AUDITORS 56
12.4 COST RECOVERY AND ELECTIONS  56
12.5  SPECIAL BASIS ADJUSTMENTS   57
12.6 FISCAL YEAR   57
12.7 INFORMATION TO PARTNERS 57
ARTICLE XIII GENERAL PROVISIONS   61
13.1 RESTRICTIONS BY REASON OF SECTION 708 OF THE CODE     61
13.2  AMENDMENTS TO CERTIFICATE   61
13.3  NOTICES 62
13.4  WORD MEANINGS     62
13.5  BINDING EFFECT    62
13.6  APPLICABLE LAW    62
13.7  COUNTERPARTS 67
13.8  FINANCING REGULATIONS  67
13.9  SEPARABILITY OF PROVISIONS  68
13.10  PARAGRAPH TITLES 68
13.11  AMENDMENT PROCEDURE   68
13.12 EXTRAORDINARY LIMITED PARTNER EXPENSES     68
13.13  TIME OF ADMISSION     69

CONSENT AND AGREEMENT   72
SCHEDULE A    6




NEW DEVONSHIRE II LIMITED PARTNERSHIP,
An Ohio Limited Partnership

AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP

Preliminary Statement

New Devonshire, II, Limited Partnership, An Ohio Limited
Partnership (the "Partnership") was formed as an Ohio limited partnership pursuant to a Certificate and Agreement of Limited Partnership dated August 8, 1995 ("Original Agreement"), by and among Fairfield Homes, Inc. and Leonard F. Gorsuch, as its general partners (the "General Partners"), and Leonard F. Gorsuch and Fairfield Homes, Inc., as its limited partners (the "Withdrawing Original Limited Partners"). The Certificate of Limited Partnership was filed and registered in the Filing Office on August 8, 1995 (the "Original Certificate"). Certain capitalized terms used herein shall have the respective meanings specified in Article I.

WHEREAS, the parties hereto now desire to enter into this Amended and Restated Agreement of Limited Partnership to: (i) continue the Partnership; (ii) admit Boston Capital Tax Credit Fund IV, A Delaware Limited Partnership (specifically Series 26 thereof) to the Partnership as its Investment Limited Partner; (iii) admit BCTC 94, Inc., a Delaware corporation, as its Special Limited Partner; (iv) acknowledge the withdrawal of the Withdrawing Original Limited Partners; (v) reassign the Interests in the Partnership; and (vi) set forth all of the provisions governing the Partnership and the Partners herein.

In consideration of mutual agreements set forth herein, it is agreed and certified, and the Original Agreement and the Original
Certificate are hereby amended and restated in their entireties, as follows:

ARTICLE I  Defined Terms

The defined terms used in this Agreement shall have the meanings specified below:

Actual Credit means, with respect to a particular year, the total amount of Tax Credit properly allocable by the Partnership to the Investment Limited Partner for such year. The Actual Credit shall be retroactively revised if the amount of Tax Credit properly allocable to the Investment Limited Partner is revised after audit or recaptured.

Additional Limited Partner means any holder of an Interest designated as an Additional Limited Partner pursuant to Section 4.5(b) or Section 7.4.

    Admission Date means the first date on which all parties hereto shall have executed this Agreement, or, if, pursuant to the Uniform Act, the Investment Limited Partner shall not be deemed admitted to the Partnership on such date, then the next date thereafter on which the Investment Limited Partner shall be deemed to be admitted to the Partnership under the Uniform Act.

Affiliate means (A) as to the Investment Limited Partner or Boston Capital; (i) such Person; (ii) each member of the Immediate Family of such Person; (iii) each legal representative, successor or assignee of any Person referred to in the preceding clauses (i) or
(ii); (iv) each trustee of a trust for the benefit of any Person referred to in the preceding clauses (i) or (ii); or (v) any other Person (a) who directly or indirectly controls, is controlled by, or is under common control with such Person, (b) who is an officer of, director of, partner in or trustee of, or serves in a similar capacity, (c) who, directly or indirectly, is the beneficial owner of ten percent (10%) or more of any class of equity securities of such Person or of which such Person is directly or indirectly the owner of ten percent (10%) or more of any class of securities, (d) who is an officer, director, general partner, trustee or holder of ten percent (10%) or more of the voting securities or beneficial interests of any Person referred to in the foregoing clauses (v)(a), (v)(b) or (v)(c) or (e) who, whatever his title, performs functions for such Person or any Affiliate of such Person similar to a Chairman or member of the Board of Directors, or executive officer such as the President, Executive Vice President or Senior Vice President, Corporate Secretary, or Treasurer, or any Person holding a five percent (5%) or more equity interest in such Person, or any Person having the power to direct or cause the direction of such Person whether through the ownership of voting securities, by contract or otherwise; and (B) as to any other named Person or Persons (i) such Person; (ii) each member of the Immediate Family of such Person; (iii) each legal representative, successor or assignee of any Person referred to in the preceding clauses (i) or (ii); (iv) each trustee of a trust for the benefit of any Person referred to in the preceding clauses (i) or
(ii); or (v) any other Person (a) who directly or indirectly controls, is controlled by, or is under common control with such Person, (b) who owns or controls ten percent (10%) or more of the outstanding voting securities of such Person, (c) of which ten percent (10%) or more of the outstanding voting securities is owned by such Person or any of the Persons referred to in the foregoing clauses (i) through (iii),
(d) who is an officer, director, partner or trustee of such Person, or
(e) for which such Person acts in the capacity of the officer, director, partner or trustee. An Affiliate of the Investment Limited Partner does not include a Person who is a partner in a partnership or joint venture with the Investment Limited Partner or any other Affiliate of the Investment Limited Partner is such Person is not otherwise an Affiliate of the Investment Limited Partner. For the purposes of this definition, the term Affiliate shall not be deemed to include any law firm (or member or associate thereof) providing legal services to the Investment Limited Partner or any Affiliate.

Agency means, as applicable, the Ohio Housing Finance Agency, the Department of Rural and Economic Development and/or any other governmental agency having jurisdiction over the particular matter to which reference is being made.

    Aggregate Cost means the sum of (i) the total Capital Contributions made or anticipated to be made by the Investment Limited Partner plus (ii) the proportionate amount of the Mortgages and other debts related to the Apartment Complex, which proportionate amount is equal to the Investment Limited Partner's initial pro rata interest in the profits, losses and tax credits of the Partnership. The amount of Aggregate Cost determined upon payment of the last of the four installments of the Capital Contribution of the Investment Limited Partner shall not thereafter be reduced.

Agreement means this Amended and Restated Agreement of Limited
Partnership, including Schedule A, as amended from time to time.

Annual Partnership Management Fee means the fee payable to the General Partners pursuant to the provisions of Section 6.12(a).

Apartment Complex means the real property located in City of London, Madison County, Ohio, and more fully described in the Mortgages, together with (i) all buildings and other improvements constructed or to be constructed thereon and (ii) all furnishings, equipment and personal property covered by the Mortgages.

Applicable Federal Rate means the "applicable federal rate," as defined in Section 1274(d) of the Code.

Applicable Percentage has the meaning given to it in Section
42(b) of the Code.

Asset Management Fee means the fee payable to Boston Capital or an Affiliate thereof pursuant to Section 6.12(c).

    Auditors means Kline and London, CPAs, or such other firm of independent certified public accountants as may be engaged by the General Partners with the consent of Boston Capital for the purposes of preparing the Partnership income tax returns, auditing the books and records of the Partnership and certifying financial reports of the Partnership.

    Authority means the Ohio Housing Finance Agency .

Boston Capital means Boston Capital Partners, Inc., a
Massachusetts corporation, and its successors and assigns.

Breakeven Confirmation means the date upon which the Investment
Limited Partner receives a copy of the federal income tax return of the Partnership for the Partnership fiscal year in which the Breakeven Point shall have occurred.

Breakeven Point means the first time at which, as certified by the General Partners to the Investment Limited Partner in writing, together with a statement fully disclosing the basis therefor and the manner of calculation thereof, there have been four (4) consecutive full calendar months of Partnership operation occurring after the later to occur of (i) the Admission Date or (ii) Permanent Mortgage Commencement, during which the rental income (including any government subsidies) of the Partnership actually received on a cash basis (excluding prepaid rent) for each of such four (4) months shall have exceeded all the Partnership's expenses for such month on an accrual basis (including, but not limited to, (a) all operational costs and expenses, (b) all items payable in connection with the Mortgages, and
(c) the funding of any reserves required by the Lender or Agency and/or pursuant to the terms of this Agreement), except for depreciation, amortization and other non-cash charges, distributions of Cash Flow and Capital Transaction proceeds to the Partners and the fees payable pursuant to this Agreement. If free rent or other rental concessions shall have been granted to tenants, the calculation of income pursuant to the preceding sentence shall be adjusted so that the effect of such concessions is amortized equally over the term of all leases (excluding renewal periods) to which it applies. For purposes of the foregoing, expenses shall (i) include monthly payments of principal and interest in the amount specified in the Mortgages regardless of any forbearance thereof, (ii) include a ratable portion of the annual amount (as estimated by the General Partners) of those seasonal expenses (such as utilities and maintenance expense) which might reasonably be expected to be incurred on an unequal basis during a full annual period of operation, and (iii) be adjusted, if necessary, so that the expenses of real estate taxes and insurance are based on the General Partners' estimate of the full value of the Apartment Complex after completion of construction.

    Capital Account has the meaning specified in Section 4.1(b).

    Capital Contribution means the total value of cash or property contributed and agreed to be contributed to the Partnership by each Partner, as shown in Schedule A and paid pursuant to Section 5.1. Any reference in this Agreement to the Capital Contribution of a then Partner shall include a Capital Contribution previously made by any prior Partner for the Interest of such then Partner.

Capital Transaction means any transaction the proceeds of which are not includable in determining Cash Flow including, without limitation, the sale or other disposition of all or substantially all of the assets of the Partnership, but excluding the payment of Capital Contributions and loans to the Partnership (other than a financing pursuant to which funds are available for distribution to the Partners.)

Carryover Certification means the date upon which the Investment Limited Partner shall have received, in a form and in substance satisfactory to the Investment Limited Partner, the certification of the Auditors that as of a date no later than December 31, 1996, the Partnership had owned land or depreciable property constituting part of the Apartment Complex and had incurred capitalizable costs with respect to the Apartment Complex of at least ten percent (10%) of the Partnership's reasonably expected basis in the Apartment Complex as of December 31, 1998, so that each building in the Apartment Complex constitutes a "qualified building" for the purposes of Section 42(h)(E)(ii) of the Code.

Cash Available for Debt Service Requirements for any period means the excess of (i) all cash received by the Partnership on a cash basis from normal operations during such period, excluding the proceeds of insurance (other than business or rental interruption insurance), loans, capital transactions or capital contributions over
(ii) all cash requirements of the Partnership properly allocable to such period of time on an accrual basis (not including distributions to Partners out of Cash Flow of the Partnership or fees payable from Cash Flow) and, on an annualized basis, all projected expenditures, including those of a seasonal nature, which might reasonably be expected to be incurred on an unequal basis during a full annual period of operations, but specifically during a full annual period of operations, but specifically excluding debt service requirements. For purposes of this definition, (i) cash requirements of the Partnership shall include, to the extent not otherwise covered above, full funding of all Partnership reserves, normal repairs, real estate taxes at fully assessed levels assuming a fully improved property, and necessary capital improvements.

Cash Flow means the profits or losses of the Partnership from and after the Commencement Date subject to any applicable Lender or Agency requirements and to the following adjustments:

(a) cost recovery deductions of buildings, improvements and personal property and amortization of any financing fees shall not be deducted;

(b)  mortgage amortization shall be deducted;

(c) mortgage interest which is included in determining profits and losses but which is not currently payable in cash shall be deducted when actually paid;

(d) payments to reserves under Section 6.5(e) shall be deducted;

(e) any amounts paid for capital expenditures shall be deducted, unless paid from any replacement reserve or funded through insurance;

(f) the proceeds of any Mortgage refinancing, loan, sale, exchange, eminent domain taking, damage or destruction
(whether insured or uninsured), or other disposition, of all or any part of the Apartment Complex (other than the proceeds of any business or rental interruption insurance) shall not be included;

(g) any rent or interest subsidy payments received shall be included;

(h) the fees set forth in Sections 6.12, any interest on the Construction and Development Fee, and any fee payable in connection with any transaction referred to in clause (f) above shall be deducted; and

(i) prior to the later of Permanent Mortgage Commencement or the Admission Date, an amount equal to the amount, if any, of net rental income applied to complete the construction of the Apartment Complex pursuant to Section 6.11(a) shall be deducted.

Certificate means the Original Certificate as amended from time to time (including any amendment thereto effected by or in connection with this Agreement.)

Class Contribution means the aggregate Capital Contributions of all members of a particular class of Partners (i.e., the General
Partners, the Investment Limited Partner, the Special Limited Partner or any Additional Limited Partner).

Code means the Internal Revenue Code of 1986, as amended from time to time, and the regulations (permanent or temporary) issued thereunder. References herein to any Code section shall include any successor provisions.

Commencement Date means the first day of the month in which the Admission Date occurs.

Competitive Real Estate Commission means that real estate or brokerage commission paid for the purchase or sale of the Apartment Complex or other Partnership property which is reasonable, customary and competitive in light of the size, type and location of the Apartment Complex or other property.

Completion Date means the date upon which the Apartment Complex has been completed as evidenced by the issuance by the inspecting architect and by each governmental agency having jurisdiction of certificates of substantial completion or occupancy (or local equivalents) with respect to all of the 28 apartment units in the Apartment Complex.

Compliance Period means the fifteen-year (15) period commencing with the first year of the Credit Period.

Consent of the Investment Limited Partner means the prior written consent or approval of the Investment Limited Partner.

Construction and Development Fee means the fee described in
Section 6.12(b).

Construction Lender means Fairfield National Bank, in Lancaster,
Ohio, in its capacity as holder of the Construction Mortgage, or its successors or assigns in such capacity.

Construction Mortgage means the financing for the construction of the Apartment Complex provided by the Construction Lender in the principal amount of $274,310.

Construction Mortgage Closing means the first date upon which the Construction Mortgage shall have closed and the initial draw there made shall have been dispersed.

Construction Permitting Date means the first date upon which the Partnership shall have received all necessary governmental and other permits and approvals for the construction and operation of the Apartment Complex in accordance with the plans and specifications therefor.

Controlling Person has the meaning given to it in the context of
Section 15 of the Securities Act of 1933, as amended.

Cost Certification means the date upon which each Limited
Partner shall have received the written certification of the Auditors, in a form and in substance satisfactory to Boston Capital, as to the itemized amounts of the construction and development costs of the Apartment Complex and the Eligible Basis and Applicable Percentage pertaining to each building in the Apartment Complex.

Credit Period has the meaning given to it in Section 42(f)(1) of the Code.

Credit Recovery means a constructive interest-bearing advance of the Investment Limited Partner as more fully described in Section 5.1(d). Credit Recovery Loans and interest thereon shall not be treated as loans or interest, respectively, for accounting, tax or liability purposes or for the purposes of Section 6.2(a)(1). For the purposes of Article X, the term Credit Recovery Loan shall not include any portion of such an advance which shall have theretofore been paid to the Investment Limited Partner.

Credit Shortfall has the meaning given to it in Section 5.1(d).

Disposition (including the forms Dispose and Disposing) means, as to a Limited Partner, the assignment, sale, transfer, exchange or other disposition of all or any part of its Interest.

    Economic Risk of Loss has the meaning set forth in Treasury
Regulation Section 1.752-2.

    89-12 Requirements means the net worth requirements set forth in Internal Revenue Procedure 89-12 which are prerequisites to the issuance, assuming that each General Partner is a corporation, by the Service of an advance ruling that the Partnership will be taxed as a partnership and not as an association taxable as a corporation for Federal income tax purposes.

Eligible Basis has the meaning given to it in Section 42(d) of the Code.

Entity means any general partnership, limited partnership, corporation, joint venture, trust, business trust, cooperative or association.

Event of Bankruptcy means with respect to any Person:

(i) the entry of a decree or order for relief by a court having jurisdiction in respect of such Person or in respect of any Controlling Person of such Person in a case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or of any Controlling Person of such Person for any substantial part of such Person's property or of the property of any Controlling Person of such Person, or the issuance of an order for the winding-up or liquidation of such Person's affairs and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days, or

(ii) the commencement by such Person or by any Controlling Person of such Person of a proceeding seeking any decree, order or appointment referred to in clause (i), the consent by such Person to any such decree, order or the appointment, or taking of any action by such Person in furtherance of any of the foregoing.

Filing Office means the Office of the Secretary of State of Ohio.

General Partners means the Persons designated as the General
Partners in Schedule A and any other Person(s) who become a General Partner as provided herein, in their capacity as a general partner of the Partnership. Any sole General Partner shall be deemed the General Partners. At any and all times when there is but one General Partner, the term General Partners shall mean the General Partner.

Hazardous Material shall have the collective meanings given to the terms "hazardous material", "hazardous substances" and "hazardous wastes" in the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sec. 9601 et seq., as amended, and to the term "radioactive materials" in the context of the Atomic Energy Act, 28 U.S.C. Sec. 2344, and also includes any meanings given to such terms in any similar state or local statutes, ordinances, regulations or by-laws. In addition, the term Hazardous Material also includes oil and any other substance known to be hazardous.

Immediate Family means with respect to any Person, such Person's spouse, parents, parents-in-law, descendants, nephews, nieces, brothers, sisters, brothers-in-law, sisters-in-law, children-in-law and grandchildren-in-law.

Initial 100% Occupancy Date means the first date upon which one hundred percent (100%) of the Low-Income Apartment Units in the Apartment Complex shall have been leased to and physically occupied by Qualified Tenants.

Installment means an installment of the Investment Limited
Partner's Capital Contribution paid or payable to the Partnership pursuant to Section 5.1.

Interest means the entire interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which a Partner may be entitled hereunder and the obligation of such Partner to comply with the terms of this Agreement.

Invested Amount means (i) as to the Investment Limited Partner, an amount equal to the Capital Contribution of the Investment Limited Partner divided by 0.73 and (ii) as to any other Partner, an amount equal to its Capital Contribution.

Investment General Partners means C & M Associates d/b/a Boston Capital Associates, a Massachusetts general partnership, and Boston Capital Associates IV, Limited Partnership, a Massachusetts limited partnership in their capacity as the general partners of the Investment Limited Partner, and any other Person who may become a successor or additional general partner of the Investment Limited Partner.

Investment Limited Partner means Boston Capital Tax Credit Fund
IV, A Limited Partnership (specifically Series 26), and any Person or Persons who replace it as Substituted Limited Partner, but shall not include any Special Limited Partner or Additional Limited Partner.

    Investment  Partnership  Agreement   means   the   Agreement of
Limited Partnership of the Investment Limited Partner, as amended from time to time.

Lender mean the Permanent Lender, in its capacity as maker of a Mortgage loans, or its successors and assigns in such capacity.

Limited Partners means the Investment Limited Partner, the
Special Limited Partner and any Additional Limited Partner.

Low-Income Apartment Units means the 28 units in the Project with respect to which the Partnership has agreed to comply with the requirements for the Tax Credit under Section 42 of the Code and any additional units with respect to which the General Partners so agree.

Management Agent means the management and rental agent for the Apartment Complex.

Management Agreement means the agreement between the Partnership and Gorsuch Management, Inc. d/b/a Fairfield Homes, Inc., providing for the management of the Apartment Complex.

Management Fee means the Management Fee to which reference is made in Article XI.A.

General Partners means Fairfield Homes, Inc. and Leonard F.
Gorsuch, together with their permitted successors and assigns in such capacity.

    Minimum Set-Aside Test means the set aside test selected by the Partnership pursuant to Section 42(g) of the Code whereby at least 40% of the units in the Apartment Complex must be occupied by individuals with incomes equal to 60% or less of area median income, as adjusted for family size.

Mortgages mean the mortgage indebtedness of the Partnership to Permanent Lender; and where the context admits Mortgages shall mean the Construction Mortgage, the Permanent First Mortgage and the Permanent Second Mortgage, and include the mortgage note evidencing such indebtedness, the mortgage or deed of trust and security agreement securing such indebtedness, the loan agreement and all other documentation related thereto which evidence and secure such indebtedness, including any Agency documentation related thereto.

Original Agreement has the meaning specified in the Preliminary
Statement.

Original Certificate has the meaning specified in the Preliminary Statement.

Original Limited Partner has the meaning specified in the Preliminary Statement.

Partner means any of the General Partners or Limited Partner.
Partner Non-Recourse Debt means any Partnership liability (a) that is considered non-recourse under Treasury Regulation Section
1.1001-2 or for which the creditor's right to repayment is limited to one or more assets of the Partnership and (b) for which any Partner or Related Person bears the economic risk of loss.

Partner Non-Recourse Debt Minimum Gain means the amount of partner non-recourse debt minimum gain and the net increase or decrease in partner non-recourse debt minimum gain determined in a manner consistent with Treasury Regulations Sections 1.704-2(d) and 1.704(g)(3).

Partnership means the limited partnership continued pursuant to this Agreement.

Partnership Minimum Gain means the amount determined by computing, with respect to each Partnership Non-Recourse Liability, the amount of gain, if any, that would be realized by the Partnership if it disposed of (in a taxable transaction) the property subject to such liability in full satisfaction of such liability, and by then aggregating the amounts so computed. Such computations shall be made in a manner consistent with Treasury Regulation Section 1.704-2 (d).

Partnership Non-Recourse Liability means any Partnership liability (or portion thereof) for which no Partner or Related Person bears the Economic Risk of Loss.

Permanent First Mortgage means the permanent financing provided by the Permanent Lender for the Apartment Complex in the initial principal amount of $507,669 and which is to be assumed by the Partnership.

Permanent Lender  means the United States Department of
Agriculture, Rural Development, in its capacity as maker and holder of the Permanent First Mortgage and the Permanent Second Mortgage, together with its successors and assigns in such capacity.

Permanent Mortgage Commencement means the first date on which all of the following shall have occurred: (a) the Completion Date; (b) the principal amount and maturity date of the Permanent Mortgages shall have been finally determined; and (c) amortization of the Permanent Mortgages shall have commenced.

Permanent Mortgage Commitment means the first date on which the Partnership receives the written commitment of the Permanent Lender to make the Permanent Second Mortgage and transfer and assumption by the Partnership of the Permanent First Mortgage.

Permanent Second Mortgage means the permanent financing provided, or to be provided, by the Permanent Lender for the Apartment Complex following the completion thereof in the initial principal amount of $289,600.

Person means any individual or Entity.

Project Documents means and includes the Construction Mortgage, the Permanent Mortgages, the Loan Agreement of the Permanent Lender, the Management Agreement, and all other instruments delivered to (or required by) the Permanent Lender and all other documents relating to the Apartment Complex and by which the Partnership is bound, as amended or supplemented from time to time.

Projected Credit to the Investment Limited Partner  means
$31,171 per annum for the years 1997 through 2006 (inclusive);
provided, that upon the occurrence of any of the events described in
Section 5.1(g), the Projected Credit shall thereafter be the Revised Projected Credit.

Qualified Basis has the meaning given to it in Section 42(c) of the Code.

Qualified Income Offset Item means (1) an allocation of loss or deduction that, as of the end of each year, reasonably is expected to be made (a) pursuant to Section 704(e)(2) of the Code to a donee of an interest in the Partnership, (b) pursuant to Section 706(d) of the Code as the result of a change in any Partner's Interest, or (c) pursuant to Regulation Section 1.751l(b)(2)(ii) as the result of a distribution by the Partnership of unrealized receivables or inventory items and (2) a distribution that, as of the end of such year, reasonably is expected to be made to a Partner to the extent it exceeds offsetting increases to such Partner's Capital Account which reasonably are expected to occur during or prior to the Partnership taxable year in which such distribution reasonably is expected to occur.

Qualified Tenant means a tenant (i) with income not exceeding that permitted by the Minimum Set-Aside Test who leases a Low Income Apartment Unit in the Project under a lease having an original term of not less than 12 months at a rent which satisfies the Rent Restriction Test and (ii) complying with any other requirements imposed by the Project Documents.

Related Person means a person related to a Partner within the meaning of Treasury Regulation Section 1.752-4(b).

Rent Restriction Test means the test pursuant to Section 42 of the Code whereby the gross rent (as defined therein) charged to tenants of the Low-Income Apartment Units may not exceed thirty percent (30%) of the qualifying income levels.

Revised Projected Credit has the meaning given to it in Section
5.1(e).

Schedule A means Schedule A to this Agreement as amended from time to time.

Service means the Internal Revenue Service.

Site has the meaning given to it in the Federal Comprehensive
Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sec. 9601 et seq., as amended, and shall also include any meaning given to it in any similar state or local statutes, ordinances, regulations or by-laws.

Special Limited Partner means BCTC 94, Inc., a Delaware corporation, and any Person who becomes a Special Limited Partner as provided herein, in its capacity as a special limited partner of the Partnership.

State means the State of Ohio.

State Designation means the date upon which the Partnership receives the allocation by the authorized agency of the State of a Tax Credit for the buildings constituting the Apartment Complex in an annual dollar amount of not less than $31,171 as evidenced by the execution by or on behalf of such agency of Form(s) 8609. For the purposes of determining State Designation, each building in the Apartment Complex shall be treated as having received an allocation of Tax Credit in an amount equal to the lesser of (i) the amount of Tax Credit carryover allocation received from the authorized agency of the State as to such building or (ii) the amount of Tax Credit set forth on the Form 8609 as to such building.

Subordinated Loan means any loan made by the General Partners to the Partnership pursuant to Section 6.10.

Substituted Limited Partner means any Person who is admitted to the Partnership as Limited Partner under Section 8.2 or acquires the Interest of a Limited Partner pursuant to Section 5.2.

Tax Accountants means Reznick, Fedder & Silverman, of Bethesda,
Maryland, or such other firms of independent certified public accountants as may be engaged by Boston Capital to review the Partnership income tax returns.

Tax Credit means the low-income housing tax credit pursuant to
Section 42 of the Code.

    Tax Credit Set-Aside means the date upon which the Partnership receives a preliminary reservation, effective for the year 1996, the year the Apartment Complex is expected to receive an allocation of Tax Credit, by the authorized agency of the State of Tax Credit for the buildings constituting the Apartment Complex in an annual dollar amount of not less than $31,171, which reservation shall not have expired or been revoked prior to the date on which the First Installment is paid.

    Uniform Act means the Uniform Limited Partnership Act as adopted by the State.

Vessel has the meaning given to it in the Federal Comprehensive
Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sec. 9601 et seq., as amended, and shall also include any meaning given to it in any similar state or local statutes, ordinances, regulations or by-laws.

Withdrawal (including the forms Withdraw, Withdrawing and
Withdrawn) means, as to the General Partners, the occurrence of death, adjudication of insanity or incompetence, Event of Bankruptcy, dissolution, liquidation, or voluntary or involuntary withdrawal or retirement from the Partnership for any reason, including whenever a General Partner may no longer continue as a General Partner by law or pursuant to any terms of this Agreement. Withdrawal shall also mean the sale, assignment, transfer or encumbrance by a General Partner of his interest as a General Partner. A General Partner which is a corporation or partnership shall be deemed to have sold, assigned, transferred or encumbered its interest as a General Partner in the event (as a result of one or more transactions) of any sale, assignment or other transfer (but specifically excluding any transfer occurring pursuant to the laws of descent and distribution) of a controlling interest in a corporate General Partner or of a general partner interest in a General Partner which is a partnership. For purposes of this definition of Withdrawal, "controlling interest" shall mean the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

Withdrawing Original Limited Partners has the meaning specified in the Preliminary Statement.

ARTICLE II Name and Business

2.1      Name; Continuation

The name of the Partnership is New Devonshire II Limited
Partnership, An Ohio Limited Partnership. The Partners agree to continue the Partnership which was formed pursuant to the provisions of the Uniform Act.


2.2 Office and Resident Agent

    (a)   The principal office of the Partnership is 603 West
Wheeling Street, P.O. Box 190, Lancaster, Ohio, 43130, at which office there shall be maintained those records required by the Uniform Act to be kept by the Partnership. The Partnership may have such other or additional offices as the General Partners shall deem desirable. The General Partners may at any time change the location of the principal office and shall give due notice thereof to the Limited Partners.

(b) The resident agent in the State for the Partnership for service of process is as follows:

Leonard F. Gorsuch
P.O. Box 190
603 West Wheeling Street
Lancaster, Ohio 43130-0190

2.3 Purpose

The purpose of the Partnership is to acquire, hold, invest in, construct, rehabilitate, develop, improve, maintain, operate, lease and otherwise deal with the Apartment Complex. The Partnership shall operate the Apartment Complex in accordance with any applicable Agency regulations and requirements. The Partnership shall not engage in any other business or activity.

2.4      Term and Dissolution

The Partnership shall continue in full force and effect until December 31, 2047, except that the Partnership shall be dissolved and its assets liquidated prior to such date upon:

(a) the sale or other disposition of all or substantially all of the assets of the Partnership;

(b) the Withdrawal of a General Partner if the Investment
Limited Partner shall fail to exercise the right provided in Section
7.2;

(c) the election to dissolve the Partnership made in writing by the General Partners with the Consent of the Investment Limited Partner and the approval (if required) of any Agency;

(d) the entry of a final decree of dissolution of the Partnership by a court of competent jurisdiction; or

     (e) any other event which causes the dissolution of the Partnership under the Uniform Act if the Partnership is not reconstituted pursuant to Section 7.2. Upon dissolution of the Partnership, the General Partners shall cause the cancellation of the Certificate, liquidate the assets of the Partnership and apply and distribute the proceeds thereof in accordance with Section 10.3. Notwithstanding the foregoing, if, during liquidation, the General Partners shall determine that an immediate sale of part or all of the Partnership's assets would be impermissible, impractical or cause undue loss to the Partners, the General Partners may defer liquidation of, and withhold from distribution for a reasonable time, any assets of the Partnership except those necessary to satisfy Partnership debts and obligations (except for the Subordinated Loans).

ARTICLE III Mortgage, Refinancing and Disposition of Property

A. The Partnership shall be authorized to incur whatever amounts may be required, subject to the provisions hereof, in connection with the acquisition, development, and construction of and to meet the expenses of operating the Apartment Complex (including without limitation any items for which the Lender may provide Mortgage funds) and shall secure the same by the Mortgages; provided, however, that the Partnership shall not borrow in excess of $274,310 from the Construction Lender, or $797,269 from the Permanent Lender without the consent of the Investment Limited Partner. The General Partners, jointly and severally, are hereby authorized to incur personal liability for the repayment of funds advanced by the Construction Lender (and interest thereon) pursuant to the Construction Mortgage. However, from and after Permanent Mortgage Commencement, neither the General Partners nor any Related Person shall at any time bear, nor shall the General Partners permit any other Partner or any Related Person to bear, the Economic Risk of Loss for the payment of any portion of the Permanent Mortgages.

B. The Partnership may decrease, increase or refinance the Mortgages and may make any required transfer or conveyance of Partnership assets for security or mortgage purposes, provided, however, any such decrease (except through the Permanent Mortgages amortization schedule set forth at Permanent Mortgage Commencement), increase or refinancing of the Mortgages may be made by the General Partners only with the Consent of the Investment Limited Partner.

C. The Partnership may sell, lease, exchange or otherwise transfer or convey all or any substantial part of the assets of the Partnership only with the Consent of the Investment Limited Partner. Notwithstanding the foregoing and except as set forth in Section 6.2(a)(6) , no Consent of the Investment Limited Partner shall be required for the leasing of apartments to tenants in the normal course of operations.

D. Unless otherwise agreed to by the parties, the total compensation to all Persons for the sale of the Apartment Complex shall be limited to a Competitive Real Estate Commission, not to exceed three percent (3%) of the contract price for the sale of the Apartment Complex.

ARTICLE IV Partners; Capital

4.1 Capital and Capital Accounts

    (a) The Capital Contribution of each Partner shall be as set forth on Schedule A. No interest shall be paid on any Capital Contribution. No Partner shall have the right to withdraw its Capital Contribution or to demand and receive property of the Partnership in return for its Capital Contribution, except as may be specifically provided in this Agreement or required by law.

    (b) An individual Capital Account shall be established and maintained on behalf of each Partner, including any additional or substituted Partner who shall hereafter receive an interest in the Partnership. In accordance with Treasury Regulation Section 1.704-1(b), the Capital Account of each Partner shall consist of (i) the amount of cash such Partner has contributed to the Partnership plus
(ii) the fair market value of any property such Partner has contributed to the Partnership net of any liabilities assumed by the Partnership or to which such property is subject plus (iii) the amount of profits or income (including tax-exempt income) allocated to such Partner less (iv) the amount of losses and deductions allocated to such Partner less (v) the amount of all cash distributed to such Partner less (vi) the fair market value of any property distributed to such Partner net of any liabilities assumed by such Partner or to which such property is subject less (vii) such Partner's share of any other expenditures which are not deductible by the Partnership for Federal income tax purposes or which are not allowable as additions to the basis of Partnership property and shall be (viii) subject to such other adjustments as may be required under the Code. The Capital Account of a Partner shall not be affected by any adjustments to basis made pursuant to Section 743 of the Code but shall be adjusted with respect to adjustments to basis made pursuant to Section 734 of the Code.
    The original Capital Account established for any Substituted Partner (as hereinafter defined) shall be in the same amount as, and shall replace, the Capital Account of the Partner which such Substituted Partner succeeds, and, for the purposes of this Agreement, such Substituted Partner shall be deemed to have made the Capital Contribution, to the extent actually paid in, of the Partner which such Substituted Partner succeeds. The term "Substituted Partner" as used in this paragraph, shall mean a Person who shall become entitled to receive a share of the allocations and distributions of the Partnership by reason of such Person succeeding to all or any part of the Interest of a Partner by assignment of all or any part of a Partner's Interest. To the extent a Substituted Partner receives less than 100% of the Interest of a Partner he succeeds, the original Capital Account of such transferee Substituted Partner and his Capital Contribution shall be in proportion to the portion of the transferor Partner's Interest prior to the transfer which the transferee receives, and the Capital Account of the transferor Partner who retains a portion of his former Interest and his Capital Contribution shall continue, and not be replaced, in proportion to the portion of the transferor Partner's Interest prior to the transfer which the transferor Partner retains. Nothing in this Section 4.1(b) shall affect the limitations on transferability of Interests set forth in
Article VII or Article III.

4.2  General Partners

    The Capital Contributions of the General Partners is set forth in Schedule A.

4.3 Investment Limited Partner, Special Limited Partner and     Withdrawing
Original Limited Partners

The Withdrawing Original Limited Partners hereby withdraw as limited partners of the Partnership and acknowledge that they no longer have any Interest in, or rights or claims against, the Partnership as a Limited Partner as of the Admission Date. The Investment Limited Partner and the Special Limited Partner are hereby admitted to the Partnership as the sole Limited Partners in substitution for the Withdrawing Original Limited Partners as of the Admission Date and agree to be bound by the terms and provisions of the Project Documents and this Agreement. The name and address of the Investment Limited Partner and the Special Limited Partner are as set forth on Schedule A. The General Partners shall have no authority to admit additional Limited Partners without the Consent of the Investment Limited Partner.

4.4      Liability of the Limited Partners

    The Investment Limited Partner, the Special Limited Partner and any Person who becomes an Additional Limited Partner shall not be liable for any debts, liabilities, contracts or obligations of the Partnership and shall only be liable to pay their respective Capital Contributions as and when the same are due hereunder and under the Uniform Act.

4.5 Special Rights of the Investment Limited Partner and the
Special
    Limited Partner

    (a) Notwithstanding any other provision herein, to the extent the law of the State is not inconsistent, each of the Investment Limited Partner and the Special Limited Partner shall have the right, subject to the prior written consent any Agency (if such consent is required) to:

(i) amend this Agreement in any particular;

(ii)     dissolve the Partnership;

(iii) remove the General Partners or any General Partner and elect a new General Partner (A) on the basis of the performance and discharge of such General Partners' obligations constituting fraud, bad faith, negligence, misconduct or breach of fiduciary duty, or (B) upon the occurrence of any of the following: (1) such General Partners shall have materially violated any provisions of any Project Document or other document required in connection with any Mortgage, or any provisions of any Agency regulations applicable to the Apartment Complex; (2) such General Partners shall have violated any material provision of this Agreement, including, but not limited to, any obligation to fund any Partnership expense under Section 6.10, or such General Partners shall have violated any material provision of applicable law; (3) any Mortgage shall have gone into default; or (4) such General Partners shall have conducted its own affairs or the affairs of the Partnership in such a manner as would (a) cause the termination of the Partnership for Federal income tax purposes; or (b) cause the Partnership to be treated for Federal income tax purposes as an association taxable as a corporation; provided, however, prior to any removal under subsection (B) of this Section 4.5 (a)(iii), the Partner seeking to effectuate such removal shall give notice to the General Partners and the General Partners shall have a period of thirty (30) days from the date of such notice, to cure the event or condition giving rise to the removal to the satisfaction of the Partner seeking the removal in its sole and absolute discretion.

(iv) continue the business of the Partnership with a substitute General Partner; and

(v) approve or disapprove the sale of all or substantially all of the assets of the Partnership.

    (b) Upon the removal of the General Partners, (i) without any further action by any Partner, the Special Limited Partner or its designee shall automatically become a General Partner and acquire in consideration of a cash payment of $100 such portion of the Interest of the removed General Partners as counsel to the Investment Limited Partner shall determine is the minimum appropriate interest in order to assure the continued status of the Partnership as a partnership under the Uniform Act, (ii) the remaining portion of the Interest of the removed General Partners shall automatically be converted to an equal Interest as an Additional Limited Partner, (iii) the Interest of the Special Limited Partner as the Special Limited Partner shall continue unaffected by the new status of the Special Limited Partner or its designee as a General Partner, and (iv) the new General Partner (which shall also continue to be the Special Limited Partner) shall automatically be delegated all of the powers and duties of the General Partners pursuant to Section 6.13. The Special Limited Partner or any successor General Partner proposed by the Special Limited Partner shall have the option, exercisable in its sole discretion, to acquire the Additional Limited Partner Interest, or any portion thereof, of any removed General Partner upon payment of the agreed or then present fair market value of such Interest or portion thereof. Any dispute as to the value of the Interest or portion thereof to be acquired pursuant to the immediately preceding sentence shall be submitted to a committee composed of three qualified real estate appraisers, one chosen by the removed General Partners, one chosen by the successor General Partner, and the third chosen by the two so chosen. The proceedings of such committee shall conform to the rules of the American Arbitration Association, as far as appropriate, and its decision shall be final and binding. The expense of arbitration shall be born equally by the removed General Partners and the Partnership. The method of payment to the removed General Partners shall be fair and must protect the solvency and liquidity of the Partnership. The method of payment will be deemed presumptively fair where it provides for an interest-bearing promissory note coming due in not less than five (5) years with equal installments each year. In addition, upon removal, the Partnership must promptly pay to the removed General Partners all amounts then accrued and owing to the removed General Partners; provided, however, that notwithstanding the language of
Section 6.9, Article X, Article XI and any other provision hereof, neither the removed General Partner nor any of his Affiliates shall be entitled to receive any fee, compensation or other remuneration from the Partnership, other than (i) the above-described payment for the Interest, or portion thereof, of the removed General Partners, and
(ii) any such fee, compensation or other remuneration which had already been earned in full prior the date of such removal. The Partnership is not authorized to enter into any arrangement whereby any fee, compensation or other remuneration could be payable directly or indirectly to any General Partner or Affiliate thereof in a manner inconsistent with the immediately preceding sentence unless the prior written consent of the Special Limited Partner shall have been obtained to such particular agreement. The Partnership may offset against any payments to the General Partners removed under this
Section 4.5 for any damages suffered by the Partnership as a result of any breach of the obligations of the General Partners hereunder. The General Partners so removed shall not be liable as General Partners for any obligations of the Partnership incurred after the effective date of its removal. The General Partners hereby grant to the Special Limited Partner an irrevocable (to the extent permitted by applicable law) power of attorney coupled with an interest to execute and deliver any and all documents and instruments on behalf of the General Partners and the Partnership as the Special Limited Partner may deem to be necessary or appropriate in order to effect the provisions of this Section 4.5 and to enable the new General Partner to manage the business of the Partnership.

(c) In order to implement Section 4.5(a)(v), the General
Partners are hereby required, within five (5) days after its receipt of any offer to purchase the Apartment Complex or all of the Interests in the Partnership, to send a copy of such offer (or a written description of any such oral offer) to each of the Limited Partners. If, within thirty (30) days of its receipt of any such copy of such an offer, the Special Limited Partner shall send notice to the General Partners that the Special Limited Partner desires that the Partnership accept such offer, then the General Partners shall be required to accept such offer on behalf of the Partnership and proceed promptly to close such transaction unless otherwise instructed by the Special Limited Partner at any point prior to the closing of such transaction. To the extent, if any, that the Special Limited Partner shall determine, in its discretion, that the General Partners are not proceeding in a manner satisfactory to it with respect to any such offer or closing, each Partner hereby grants to the Special Limited Partner an irrevocable (to the extent permitted by law) power of attorney coupled with an interest to execute and deliver any and all documents and instruments on behalf of the Partnership and any Partner as the Special Limited Partner may deem to be necessary or appropriate in order to effect the acceptance of and/or closing pursuant to any such offer in such a manner as the Special Limited Partner shall, in its discretion, determine to be satisfactory.

4.6 Meetings

The General Partners or Limited Partners holding more than ten percent (10%) of the then outstanding Limited Partner Interests may call meetings of the Partnership for any matter for which the Limited Partners may vote as set forth in this Agreement. A list of the names and addresses of all Limited Partners shall be maintained as part of the books and records of the Partnership and shall be made available upon request to any Limited Partner or his representative at his cost. Upon receipt of a written request either in person or by certified mail stating the purpose (s) of the meeting, the General Partners shall provide all Limited Partners within ten (10) days after receipt of said request, written notice (either in person or by certified mail) of a meeting and the purpose of such meeting to be held on a date not less then fifteen (15) nor more than sixty (60) days after receipt of said request, at a time convenient to the Limited Partners. All meetings shall be held at the principal office of the Partnership.

ARTICLE V Capital Contributions of the Investment Limited Partner and the Special Limited Partner

5.1 Payments

(a) The Special Limited Partner's Capital Contribution shall be $10 payable in full in cash on the Admission Date. The Investment Limited Partner shall pay on Admission Date the sum of $182,070 in cash as its Capital Contribution.

(b)      In addition, the obligation of the Investment Limited
Partner to pay the Capital Contribution is conditioned upon delivery by the General Partners to the Investment Limited Partner of both (i) a legal opinion of independent counsel to the Partnership, which opinion must be satisfactory to the Investment Limited Partner as to form, content and identity of counsel, and (ii) a photocopy of an owner's title insurance policy, or an endorsement thereto, issued to the Partnership with respect to the Apartment Complex, in an insured amount not less than $1,060,985 from a title insurance company reasonably satisfactory to the Investment Limited Partner and evidencing the Partnership's ownership of the Apartment Complex subject only to such exclusions, exceptions, conditions and stipulations as shall be acceptable to the Investment Limited Partner, in its sole discretion.

 (c) If, with respect to any fiscal year commencing during the 60-month period commencing on the later of (i) the Admission Date or
(ii) the date on which the first building in the Apartment Complex is placed in service for the purposes of Section 42 of the Code (a "Reduction Year") the Actual Credit is or was less than the Projected Credit, then the General Partners shall pay to the Investment Limited Partner the Reduction Amount. The Reduction Amount shall be equal to the sum of (A) the excess of the Projected Credit for such year over the Actual Credit for such year multiplied by 0.800 plus (B) the amount of any recapture, interest or penalty payable by the limited partners of the Investment Limited Partner as a result of such shortfall, assuming that each limited partner in the Investment Limited Partner used all of the Tax Credits allocated to him in the year of allocation. The Auditors shall make their determination of the amount of the Actual Credit with respect to each Reduction Year within thirty (30) days following the end of such year but such amount shall be subject to later adjustment by the Auditors or by the Service in connection with an audit. The Investment Limited Partner shall be eligible to be paid a Reduction Amount as hereinabove described with respect to each Reduction Year and may receive multiple payments of Reduction Amounts in the event of multiple changes in the Actual Credit. Any Reduction Amount shall be paid in its entirety by the General Partners directly to the Investment Limited Partner promptly after demand is made therefor, as a payment of damages for breach of warranty, regardless of the reason for the occurrence of such event.

    (d) In the event that, for any reason, with respect to any fiscal year commencing after the sixty (60)-month anniversary of the later of (i) the Admission Date or (ii) the date on which the first building in the Apartment Complex is placed in service for the purposes of Section 42 of the Code, the amount of the Actual Credit shall be less than the Projected Credit (such difference being hereinafter referred to as a "Credit Shortfall"), the Investment Limited Partner shall be treated as having made a constructive advance to the Partnership (a "Credit Recovery Loan"), which shall be deemed to have been made on January 1 of such year in an amount equal to the sum of (i) the Credit Shortfall for such year plus (ii) the amount of any recapture, interest or penalty payable by the limited partners and/or the holders of beneficial assignee certificates of the Investment Limited Partner as a result of the Credit Shortfall for such year, assuming that each limited partner in the Investment Limited Partner used all of the Tax Credits allocated to it in the year of allocation. Credit Recovery Loans shall be deemed to bear simple (not compounded) interest from the respective dates on which such constructive advances shall have been deemed to have been made under this Section 5.1(d) at 9% per annum. Credit Recovery Loans shall be payable by the Partnership as provided in Section 10.2 (b) Clause Third.

(e) If, as of the Completion Date and based upon the Cost Certification, it is determined that the Apartment Complex will not be eligible to receive Tax Credits in an annual amount of at least $31,171; or it is at any time determined by the Auditors, the Tax Accountants or the Service that, for any reason, the Apartment Complex will not be eligible to receive Tax Credit in an annual amount of at least $31,171, then (a) the General Partners shall pay to the Investment Limited Partner an amount equal to the product of (A) difference between (i) $31,171 and (ii) the total amount of Tax Credit allocated to the Partnership and (B) 8.0 and (b) the Projected Credit for each year shall thereafter be redefined to mean 99% of the annual amount of Tax Credit actually so allocated to the Partnership (the "Revised Projected Credit"). Any amount payable by the General Partners to the Investment Limited Partner pursuant to this Section 5.1(e) shall be paid in its entirety by the General Partners directly to the Investment Limited Partner promptly after demand is made therefor, as a payment of damages for breach of warranty, regardless of the reason for the occurrence of such event.

5.2 Return of Capital Contributions

    (a)   Failure to Achieve Development and/or Tax Credit
Benchmarks and Standards. If (i) the buildings comprising the Apartment Complex are not placed in service prior to January 31, 1997 (or any later date fixed by the General Partners with the Consent of the Investment Limited Partner) or (ii) by December 31, 1997 (or any later date fixed by the General Partners with the Consent of the Investment Limited Partner) less than 100% of the Low-Income Apartment Units shall have been occupied by Qualified Tenants, or (iii) Permanent Mortgage Commencement shall not have occurred prior to March 1, 1997 (or any later date fixed by the General Partners with the Consent of the Investment Limited Partner), or (iv) State Designation shall not have occurred by July 1, 1997 (or any later date fixed by the General Partners with the Consent of the Investment Limited Partner), or (v) the Partnership shall fail to meet the Minimum Set-Aside Test or the Rent Restriction Test by the close of the first year of the Credit Period and/or fails to continue to meet either of those Tests at any time during the sixty (60)-month period commencing on such date, or (vi) prior to Permanent Mortgage Commencement, (a) foreclosure proceedings shall have commenced under the Construction Mortgage and such proceedings shall not have been dismissed within sixty (60) days, (b) any of the commitments of the Permanent Lender to provide the Permanent Mortgage financing shall be terminated or withdrawn and not reinstated or replaced within ninety (90) days with terms equal or more favorable to the Investment Limited Partner or terms for which the Consent of the Investment Limited Partner and (if required) the approval of the Permanent Lender shall have been obtained or (c) the Construction Lender shall have irrevocably refused to make any further advances under the Construction Mortgage and such decision shall not have been reversed or the Construction Lender replaced within sixty (60) days, or (vii) after Permanent Mortgage Commencement, (a) foreclosure proceedings shall have commenced and such proceedings shall not have been dismissed within thirty (30) days, (b) the commitments of Permanent Lender to provide the Permanent Mortgage and/or any subsidy financing shall be terminated or withdrawn and not reinstated or replaced within sixty (60) days with terms equally or more favorable to the Investment Limited Partner or terms for which the Consent of the Investment Limited Partner and (if required) the approval of any Agency shall have been obtained, or
(viii) if by December 31, 1997 (or any later date fixed by the General Partners with the Consent of the Investment Limited Partner), the Investment Limited Partner shall not have received, in form and substance satisfactory to the Investment Limited Partner, the certification of the Auditors that as of a date no later than December 31, 1996, the Partnership had incurred capitalizable costs with respect to the Apartment Complex of at least ten percent (10%) of the Partnership's reasonably expected basis in the Apartment Complex as of December 31, 1998, so that each building in the Apartment Complex is a "qualified building" for the purposes of Section 42(h)(1)(E)(ii) of the Code, or (ix) if at any time it shall be determined by the Service or by the Tax Accountants that as of December 31, 1996 the Partnership had not incurred capitalizable costs with respect to the Apartment Complex of at least ten percent (10%) of the Partnership's reasonably expected basis in the Apartment Complex as of December 31, 1998, or
(x) the Completion Date has not occurred by January 31, 1997, or (xi) Breakeven Point has not been achieved within twelve (12) months after the Completion Date (or any later date fixed by the General Partners with the Consent of the Investment Limited Partner), or (xii) the General Partners shall, at any time, fail to make any Subordinated Loan required to be made by them hereunder, or fail to make any payment required to be made by them under Sections 5.1(c) or (e), then within fifteen (15) days of the occurrence thereof, send to the Investment Limited Partner and the Special Limited Partner notice of such event and of the General Partners' obligation to repurchase the Interests of the Investment Limited Partner and the Special Limited Partner by paying to the Investment Limited Partner and the Special Limited Partner an amount (the "Repurchase Amount") equal to each such Partner's Invested Amount minus the amount, if any, of such Partner's Capital Contribution which shall not yet have been paid (or deemed to have been paid) to the Partnership plus the amount of any third party costs, including, but not limited to, attorney's fees incurred by or on behalf of such Partner in implementing this Section 5.2(a) in the event the Investment Limited Partner and/or the Special Limited Partner requires such a repurchase. If either the Special Limited Partner or the Investment Limited Partner elects to require a repurchase of its Interest and the payment to it of an amount equal to its Repurchase Amount, it shall send notice thereof to the Partnership within thirty (30) days after the mailing date of the General Partners' notice, or at any time after the occurrence of any of the foregoing if the General Partners shall not have sent such a notice thereof, and the General Partners shall within ten (10) days after the Partnership receives any such notice from a Partner requiring the purchase of its Interest repurchase the Interest of such Partner and the Special Limited Partner by paying to each such Partner an amount equal to its Repurchase Amount.

(b) Lender Disapproval. If the Lender and/or Agency shall disapprove, or fail to give any required approval of, the Investment Limited Partner and/or the Special Limited Partner as a Limited Partner hereunder within one hundred eighty (180) days of the Admission Date, then the Investment Limited Partner being disapproved or not approved shall, effective as of such time or such later time as may be selected by the Partner being disapproved or not approved (or such other time as may be specified by the Lender and/or Agency in its disapproval) , at the option of the Partner being disapproved or not approved (if not directed by the Lender and/or Agency to withdraw), cease to be a Limited Partner. The General Partners shall, within ten
(10) days of the effective date of such cessation, pay to the Partner being disapproved or not approved an amount equal to its Invested Amount minus the amount, if any, of such Partner's Capital Contribution which shall not yet have been paid (or deemed to have been paid) to the Partnership plus the amount of any third party costs, including, but not limited to attorney's fees, incurred by or on behalf of such Partner in implementing this Section 5.2(b).

    (c)   Substitution and Indemnification.   Upon receipt by the
Investment Limited Partner and/or the Special Limited Partner of the amount due to it pursuant to either Section 5.2(a) or Section 5.2(b), the Interest of such Partner shall terminate, and the General Partners shall indemnify and hold harmless such Partner from any losses, damages, and liabilities to which such Partner (as a result of its participation hereunder) may be subject.

(d)  Waiver of Repurchase Right.   The Investment Limited
Partner shall have the right to irrevocably waive its right to have its Interest repurchased pursuant to any clause or clauses of Section 5.2(a), or any portion thereof, at any time during which any of such
rights shall be in effect.   Such a waiver shall be exercised by
delivery to the General Partners of a written notice stating that the rights being waived pursuant to any specified clause or clauses of
Section 5.2(a), or any specified portion thereof, are thereby waived from that date forward.

(e)  Additional General Partner.   If the General Partners
shall fail to make on the due date therefor any payment required under
Section 5.2(a) or Section 5.2(b), then an additional General Partner shall be admitted as follows. Time being of the essence, at any time thereafter the Special Limited Partner shall have the option, exercisable in its sole discretion, to cause itself or its designee to be admitted as an additional General Partner, whereupon the interest of the General Partners shall be automatically transferred from the General Partners to the additional General Partner, in consideration of $10, a one percent (1%) interest in the all profits, losses, tax credits and distributions of the Partnership, such transfer notwithstanding, the Special Limited Partner shall also retain its status as such and its interest in the Partnership as the Special Limited Partner shall not be affected. Upon any such admission of the Special Limited Partner or its designee as an additional General Partner, the General Partners hereby agree that all of their rights and powers hereunder as General Partners shall automatically be irrevocably delegated to the Special Limited Partner pursuant to
Section 6.13 without the necessity of any further action by any Partner. Each Partner hereby grants to the Special Limited Partner an irrevocable (to the extent permitted by applicable law) power of attorney coupled with an interest to take any action and to execute, deliver and file or record any and all documents and instruments on behalf of such Partner and the Partnership as the Special Limited partner may deem necessary or appropriate in order to effectuate the provisions of this Section 5.2(e) and to allow the additional General Partner to manage the business of the Partnership. The admission of the Special Limited Partner or its designee as an additional General Partner shall not relieve the General Partners of any of their economic obligations hereunder, and the General Partners shall fully indemnify and hold harmless the additional General Partner against any and all losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained in connection with its capacity as a General Partner.

ARTICLE VI Rights, Powers and Duties of General Partners

6.1      Authorized Acts

Subject to Section 6.2, Section 6.3, and all other provisions of this Agreement, the General Partners for, in the name and on behalf of the Partnership, are hereby authorized to do the following in furtherance of the purposes of the Partnership:

    (1) to acquire by purchase, lease, exchange or otherwise any real or personal property;

    (2) to construct, rehabilitate, operate, maintain, finance and improve, and to own, sell, convey, assign, mortgage or lease any real estate and any personal property;

    (3) to borrow money and issue evidences of indebtedness and to secure the same by mortgage, pledge or other lien on the Apartment Complex or any other assets of the Partnership;

    (4)  to execute the Mortgages and the other Project
Documents and all such other documents as the General Partners deem necessary or appropriate in connection with the acquisition, development and financing of the Apartment Complex;

(5) to prepay in whole or in part, refinance or modify the Permanent Mortgages or any other financing affecting the Apartment Complex;

(6) to employ the Management Agent (which may be an Affiliate of the General Partners) and to pay reasonable compensation for its services;

    (7) to employ their Affiliates to perform services for, or sell goods to the Partnership;

    (8) to execute contracts with the State or any subdivision or agency thereof or any other government agency to make apartments or tenants in the Apartment Complex eligible for any public-subsidy program;

(9) to execute leases of some or all of the apartment units of the Apartment Complex to a public housing authority and/or to a non-profit corporation, cooperative or other non-profit Entity; and

    (10) to enter into any kind of activity and to perform and carry out contracts of any kind which may be lawfully carried on or performed by a partnership and to file all certificates and documents which may be required under the laws of the State.

6.2 Restrictions on Authority

    (a) Notwithstanding any other Section of this Agreement, the General Partners shall have no authority to perform any act in violation of applicable law, Agency or other government regulations, requirements of the Lender, or the Project Documents. In the event of any conflict between the terms of this Agreement and any applicable Agency or other government regulations or requirements of the Lender, the terms of such regulations or requirements shall govern. Neither shall the General Partners have any authority to do any of the following acts without the Consent of the Investment Limited Partner and the prior written consent of the Special Limited Partner:

(1) to borrow in excess of $10,000 in the aggregate at any one time outstanding on the general credit of the Partnership, except borrowings constituting Subordinated Loans;

(2) to borrow from the Partnership or commingle
Partnership funds with funds of any other Person;

(3) following the Completion Date, to construct any new or replacement capital improvements on the Apartment Complex which substantially alter the Apartment Complex or its use or which are at a cost in excess of $10,000 in a single Partnership fiscal year, except (a) replacements and remodeling in the ordinary course of business or under emergency conditions or (b) construction paid for from insurance proceeds;

    (4) to acquire any real property in addition to the Apartment Complex;

    (5) following Permanent Mortgage Commencement, to increase, decrease (except through the amortization schedules provided for at the Permanent Mortgage Commencement), modify the terms of or refinance the Permanent Mortgages;

(6) to rent apartments in the Apartment Complex such that the Apartment Complex would not meet the requirements of the Minimum Set-Aside Test or the Rent Restriction Test;

(7) to sell, exchange or otherwise convey or transfer the Apartment Complex or substantially all the assets of the Partnership;

(8) to terminate any agreement with any Agency;

(9) to cause the Partnership to commence a proceeding seeking any decree, relief, order or appointment in respect to the Partnership under the federal bankruptcy laws, as now or hereafter constituted, or under any other federal or state bankruptcy, insolvency or similar law, or the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) for the Partnership or for any substantial part of the Partnership's business or property, or to cause the Partnership to consent to any such decree, relief, order or appointment initiated by any Person other than the Partnership;

 (10) to pledge or assign any of the Capital Contribution of the Investment Limited Partner or the proceeds thereof; or

(11) To do any act required to be approved or ratified by all limited partners under the Uniform Act.

    (b) In the event that the General Partners violate any provision of Section 6.2(a), the Special Limited Partner, in its sole discretion, may cause itself or its designee to be admitted as an additional General Partner without any further action by any other Partner. Upon any such admission of an additional General Partner, the existing General Partners shall be deemed to have conveyed to the additional General Partner their interest so that the additional General Partner shall receive not less than a one percent (1%) interest in the profits, losses, tax credits and distributions of the Partnership in consideration of the payment of $10. An additional General Partner so admitted shall automatically become the General Partner and be irrevocably delegated all of the power and authority of the General Partners pursuant to Section 6.4. Any such additional General Partner shall have the right to withdraw as a General Partner at any time, leaving the pre-existing General Partners once again as the General Partners, the provisions of Article VII notwithstanding. Each Partner hereby grants to the Special Limited Partner a special power of attorney, irrevocable to the extent permitted by law and coupled with an interest, to amend the Certificate and this Agreement and to do anything else which, in the view of the Special Limited Partner, may be necessary or appropriate to accomplish the purposes of this Section 6.2(b) or to enable any additional General Partner admitted pursuant to this Section 6.2(b) to manage the business of the Partnership. The admission of an additional General Partner shall not relieve any other General Partners of any of their obligations hereunder, and the General Partners shall fully indemnify and hold harmless the additional General Partner from and against any and all losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained in connection with its capacity as a General Partner.



 6.3     Personal Services

Neither the General Partners nor any of their Affiliates shall receive any salary or other direct or indirect compensation for any services or goods provided in connection with the Partnership or the Apartment Complex, except as may be specifically provided in Section
6.12 and Article XI or as to which the prior written consent of the Special Limited Partner shall have been obtained to the precise terms thereof prior to the commencement of such services or the provision of such goods. Any Partner may engage independently or with others in other business ventures of every nature and description including the ownership, operation, management, syndication and development of competing real estate; neither the Partnership nor any other Partner shall have any rights in and to such independent ventures or the income or profits derived therefrom.

6.4      Business Management and Control;  Tax  Matters  Partner

Subject to the provisions of this Agreement, the General
Partners shall have the exclusive right to control the business of the Partnership. The Investment Limited Partner shall have no right to take part in the management or control of the business of the Partnership or to transact any business in the name of the
Partnership.    No provision of this Agreement which makes the Consent
of the Investment Limited Partner a condition for the effectiveness of an action taken by the General Partners is intended, and no such provision shall be construed, to give the Investment Limited Partner any participation in the control of the Partnership business. Each of the Special Limited Partner and the Investment Limited Partner hereby consents to the exercise by the General Partners of the powers conferred on them by law and this Agreement, and the General Partners agree to exercise control of the business of the Partnership only in accordance with the provisions of this Agreement. Notwithstanding the foregoing, in no event may the provisions of this Section 6.4 be invoked by the General Partners or by any other Person as an impediment to the ability of either the Investment Limited Partner or the Special Limited Partner to take any action hereunder. All Partners hereby agree that the General Partners shall serve as the "Tax Matters Partner." In the case of litigation, the Tax Matters Partner is required to file suit in the United States Tax Court unless the Consent of the Investment Limited Partner is obtained to file suit in the United States Claims Court or the United States District Court. Nothing herein shall be construed to restrict the Partnership from engaging the Auditors to assist the Tax Matters Partner in discharging their duties hereunder.

6.5 Duties and Obligations of the General Partners

    (a) The General Partners shall manage the affairs of the Partnership to the best of their ability, shall use their best efforts to carry out the purposes of the Partnership, and shall devote to the Partnership such time as may be necessary for the proper performance of their duties and the business of the Partnership. The General Partners shall promptly take all action which may be necessary or appropriate for the proper development, maintenance and operation of the Apartment Complex in accordance with the provisions of this Agreement, the Project Documents and applicable laws and regulations. The General Partners shall be responsible for the management and operation of the Partnership, including the oversight of the rent-up and operational stages of the Apartment Complex.

(b) The General Partners shall use their best efforts to cause the Partnership to generate Cash Flow for distribution to the Partners at the maximum realizable level in view of (i) any applicable Agency and other regulations, (ii) the Minimum Set-Aside Test and (iii) the Rent Restriction Test, and, if necessary, the General Partners shall also use their best efforts to obtain approvals and implementation of appropriate adjustments in the rental schedule of the Apartment Complex.

    (c) The General Partners shall cause the Partnership to obtain and keep in force, during the term of the Partnership, comprehensive casualty insurance, including, but not limited to, fire and other risks generally included under "extended coverage" policies, worker's compensation and public liability insurance in favor of the Partnership (i) with such companies and in such amounts as shall be satisfactory to the Lenders and any Agency, or, if the Apartment Complex is no longer subject to Lender or Agency regulation or requirements, as shall be customary for apartment complexes similar to the Apartment Complex and (ii) in amounts which shall be (A) no less than those amounts which are customary in the area for apartment complexes similar to the Apartment Complex, (B) in the case of the "extended coverage" portion, no less than the full original replacement value of the Apartment Complex, (C) no less than such amounts as may be reasonably requested by the Investment Limited Partner and/or the Special Limited Partner from time to time, and (D) in any event sufficient to prevent the Partnership from becoming a co-insurer under any such policies. No deductibles on such policies may exceed $5,000. The public liability insurance in favor of the Partnership shall be in an amount not less than $2,000,000. Through the Completion Date, or such later date as may be required by the Lender or Agency, the General Partners shall also cause the Partnership to obtain and keep in force a builder's risk policy in favor of the Partnership in an amount not less than the greater of (i) the full replacement value of the Apartment Complex (excluding the value of the underlying land, the site utilities and the foundations) or (ii) such other amount as shall be required by the Lender and/or
any Agency.   Throughout the term of the Partnership, the General
Partners shall provide copies of all such policies (or binders) to the Investment Limited Partner promptly after his receipt thereof or upon request but no less frequently than annually. Upon the request of the Investment Limited Partner to the General Partners, the General Partners shall cause the applicable insurer to name the Investment Limited Partner as an "additional insured" on each Partnership insurance policy.

(d) Except as otherwise provided in Sections 4.5(b) and 7.1, such obligations shall survive any Withdrawal of the General Partners from the Partnership.

(e) The General Partners shall establish and maintain reasonable reserves to provide for working capital needs, improvements, replacements and any other contingencies of the Partnership. At a minimum, the General Partners shall, commencing in 1997, cause the Partnership to annually deposit $4,400 from its Cash Flow into replacement reserves. To the extent that Cash Flow (as determined before deduction of this reserve deposit) for any year shall be insufficient to make such deposit in full, the General Partners shall fund such shortfall from their own funds as a Subordinated Loan.

(f)  The General Partners shall be bound by the Project
Documents, and no additional General Partner shall be admitted if he, she or it has not first agreed to be bound by this Agreement (and assume the obligations of the General Partners hereunder) and by the Project Documents to the same extent and under the same terms as the General Partners.

(g) The General Partners shall take all actions necessary to ensure that the Investment Limited Partner receives the full amount of the Projected Credit, including, without limitation, the rental of apartments to Qualified Tenants and the filing of annual certifications as may be required. In this regard, the General Partners shall, inter alia, cause (i) the Partnership to satisfy all requirements imposed from time to time under the Code with respect to rental levels and occupancy by Qualified Tenants by the close of the first year of the Credit Period and throughout the Compliance Period so as to permit the Partnership to be entitled to the Tax Credit throughout the Compliance Period specified in the Code, (ii) the Partnership to comply with all State Tax Credit monitoring procedures,
(iii) all Low-Income Apartment Units to be leased to Qualified Tenants, (iv) the Partnership to make all appropriate Tax Credit elections in a timely fashion, and (v) all rental units in the Apartment Complex to be available for rental by the general public and to be of equal quality with comparable amenities available to low-income tenants on a comparable basis without separate fees.

(h) On or before the Admission Date, the General Partners shall provide to the Investment Limited Partner either (i) an appraisal of the Apartment Complex prepared by a competent independent appraiser or (ii) a project cost and budget analysis on an Agency form or any comparable form of a state or other governmental agency, including any applicable Tax Credit allocation agency, setting forth estimates with respect to mortgage financing costs and initial rental income and operating expense figures for the Apartment Complex.

(i) The General Partners shall (i) not store (except in compliance with all laws, ordinances, and regulations pertaining thereto) or dispose of any Hazardous Material at the Apartment Complex, or at or on any other Site or Vessel owned, occupied, or operated either by the General Partners, any Affiliate of the General Partners, or any Person for whose conduct the General Partners are or were responsible; (ii) neither directly nor indirectly transport or arrange for the transport of any Hazardous Material (except in compliance with all laws, ordinances, and regulations pertaining thereto); (iii) provide the Investment Limited Partner with written notice (x) upon the General Partners' obtaining knowledge of any potential or known release, or threat of release, of any Hazardous Material at or from the Apartment Complex or any other Site or Vessel owned, occupied, or operated by the General Partners, any Affiliate of the General Partners or any Person for whose conduct the General Partners are or were responsible or whose liability may result in a lien on the Apartment Complex; (y) upon the General Partners' receipt of any notice to such effect from any Federal, state, or other governmental authority; and (z) upon the General Partners' obtaining knowledge of any expenditure or loss by any such governmental authority in connection with the assessment, containment, or removal of any Hazardous Material for which expense or loss the General Partners may be liable or for which expense or loss a lien may be imposed on the Apartment Complex.

6.6  Representations and Warranties

The General Partners represent and warrant to the Investment
Limited Partner and the Special Limited Partner as follows:

    (1) The Partnership is a duly organized limited partnership validly existing and in good standing under the laws of the State of Ohio and has complied with all filing requirements necessary for its existence and to preserve the limited liability of the Investment Limited Partner and the Special Limited Partner.

    (2) No event or proceeding has occurred or is pending or threatened which would (a) materially adversely affect the Partnership or its properties, or (b) materially adversely affect the ability of the General Partners or any of their Affiliates to perform their respective obligations hereunder or under any other agreement with respect to the Apartment Complex, other than legal proceedings which have been bonded against without recourse to Partnership assets in such manner as to stay the effect of the proceedings or otherwise have been adequately provided for. This subparagraph shall be deemed to include, without limitation, the following: (x) legal actions or proceedings before any court, commission, administrative body or other governmental authority having jurisdiction over the zoning applicable to the Apartment Complex; (y) disputes with suppliers of labor and/or materials; and (z) acts of any governmental authority.

    (3) No default (or event which, with the giving of notice or the passage of time or both, would constitute a default) has occurred and is continuing under this Agreement or under any provision of the Project Documents, and the same are in full force and effect.

    (4) No Partner or Related Person bears the economic risk of loss with respect to any Mortgage, except as expressly permitted by
Article III. The General Partners have not, either on their own behalf or on behalf of the Partnership, incurred any financial responsibility with respect to the Partnership prior to the Admission Date, other than as disclosed in writing to the Investment Limited Partner prior to the Admission Date.

(5) The Apartment Complex is being or will be completed in a timely manner in conformity with the Project Documents. There is no violation by the Partnership or the General Partners of any zoning, environmental or similar regulation applicable to the Apartment Complex which could have a material adverse effect thereon, and the Partnership has complied with all applicable municipal and other laws, ordinances and regulations relating to such construction and use of the Apartment Complex. All appropriate public utilities, including, but not limited to, water, electricity, gas (if called for in the plans and specifications), and sanitary and storm sewers, are or will be available and operating properly for each unit in the Apartment Complex at the time of the first occupancy of such unit.

(6) The Partnership owns good and marketable fee simple title to the Apartment Complex, subject to no material liens, charges or encumbrances other than those which (a) are both permitted by the Project Documents and are noted or excepted in the title insurance policy number ________________, dated ________________ in the amount of $1,061,795 issued by __________________________ to the Partnership, as endorsed through the Admission Date and (b) do not materially interfere with the use of the Apartment Complex (or any part thereof) for its intended purpose or have a material adverse effect on the value of the Apartment Complex.

    (7) The execution and delivery of all instruments and the performance of all acts heretofore or hereafter made or taken pertaining to the Partnership or the Apartment Complex by each Affiliate of the General Partners which is a corporation have been or will be duly authorized by all necessary corporate or other action, and the consummation of any such transactions with or on behalf of the Partnership will not constitute a breach or violation of, or a default under, the charter or by-laws of such Affiliate or any agreement by which such Affiliate or any of its properties is bound, nor constitute a violation of any law, administrative regulation or court decree.

    (8) No Event of Bankruptcy has occurred with respect to the General Partners.

(9) All accounts of the Partnership required to be maintained under the terms of the Project Documents, including, but not necessarily limited to, any account for replacement reserves, are currently funded to the levels required by the Lender and/or any Agency.

(10)     The General Partners' net worth satisfies the 89-12
Requirements.

(11) All payments and expenses required to be made or incurred in order to complete construction of the Apartment Complex in conformity with the Project Documents, to fund any reserves hereunder or under any other Project Document required to be funded at or prior to the later of the Admission Date or Permanent Mortgage Commencement, to satisfy all requirements under the Project Documents and/or which form the basis for determining the principal sum of the Mortgages and to pay the Construction and Development Fee (to the extent payment is not deferred in accordance with this Agreement) have been or will be paid or provided for utilizing only (a) the funds available from the Construction Mortgage, (b) the Capital Contribution of the Investment Limited Partner, (c) the Capital Contributions of the General Partners in the amount set forth on Schedule A as of the Admission Date, (d) the available net rental income, if any, earned by the Partnership prior to Permanent Mortgage Commencement (to the extent that it is permitted to be used for such purposes by the Lender and/or any Agency), (e) any insurance proceeds and (f) the funds furnished by the General Partners pursuant to Sections 6.5(a) and 6.11.

(13) The amount of Tax Credit which is expected to be allocated by the Partnership to the Investment Limited Partner is $31,171 per annum for the years 1997 through 2006 (inclusive).

(14) The Apartment Complex is being developed in a manner which satisfies and shall continue to satisfy, all restrictions, including tenant income and rent restrictions, applicable to projects eligible for Tax Credits and in accordance with the Agency Regulatory
Agreement.

(15) The General Partners have provided the Investment Limited Partner with a complete copy of an environmental site assessment for the Apartment Complex. Neither the General Partners, nor an Affiliate of the General Partners or Person for whose conduct the General Partners are or were responsible has never: (i) owned, occupied, or operated a Site or Vessel on which any Hazardous Material was or is stored, transported, or disposed of, except if such storage, transport or disposition was and is at all times in compliance with all laws, ordinances, and regulations pertaining thereto; (ii) directly or indirectly transported, or arranged for transport, of any Hazardous Material (except if such transport was or is at all times in compliance with all laws, ordinances and regulations pertaining thereto); (iii) caused or was legally responsible for any release or threat of release of any Hazardous Material; (iv) received notification from any Federal, state or other governmental authority of (x) any potential, known, or threat of release of any Hazardous Material from the Apartment Complex or any other Site or Vessel owned, occupied, or operated by the General Partners, by any Affiliate of the General Partners, or any Person for whose conduct the General Partners was or were responsible or whose liability may result in a lien on the Apartment Complex; or (y) the incurrence of any expense or loss by any such governmental authority or by any other Person in connection with the assessment, containment, or removal of any release or threat of release of any Hazardous Material from the Apartment Complex or any such Site or Vessel.

(16) To the best of the General Partners' knowledge, no Hazardous Material was ever or is now stored on, transported, or disposed of on the land comprising the Apartment Complex, except to the extent any such storage, transport or disposition was at all times in compliance with all laws, ordinances, and regulations pertaining thereto.

(17) The General Partners have fulfilled and will continue to fulfill all of their duties and obligations under Section 6.5.

(18) The Construction Mortgage Closing has occurred, and the construction of the Apartment Complex is being completed (and as of the Completion Date will have been completed) in conformity with the requirements hereof and of the Project Documents.

(19) As an incentive for the Investment Limited Partner to make the Capital Contribution as set forth in Section 5.1, the General Partners agree to provide the Investment Limited Partner, the following: (a) on or before July 1, 1997, Form(s) 8609 evidencing the Tax Credit allocation; and (b) on or before March 1, 1997, (i) full and final lien waivers accompanied by a payoff letter from the General Contractor stating that all amounts payable to it have been paid in full, and (ii) updated title policy after Permanent Mortgage Commencement.

6.7 Liability on the Permanent Mortgages

Neither the General Partners nor any Related Person shall at any time bear the Economic Risk of Loss for the payment of any portion of the Permanent Mortgages, and the General Partners shall not permit any other Partner or any Related Person to bear the Economic Risk of Loss for the payment of any portion of any Mortgage, except as may be expressly permitted pursuant to Article III.

6.8 Indemnification of the General Partners

(a) Neither the General Partners nor any of their Affiliates shall have liability to the Partnership or to any Limited Partner for any loss suffered by the Partnership which arises out of any action or inaction of the General Partners or their Affiliates if the General Partners or their Affiliates in good faith determined that such course of conduct was in the best interest of the Partnership and such course of conduct did not constitute negligence or misconduct of the General Partners or their Affiliates.

(b) The General Partners or their Affiliates shall be indemnified by the Partnership against losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained in connection with the Partnership, provided that all of the following conditions are met: (i) the General Partners have determined, in good faith, that the course of conduct which caused the loss, judgment, liability, expense or amount paid in settlement was in the best interests of the Partnership; and (ii) such loss, judgment, liability, expense or amount paid in settlement was not the result of negligence or misconduct on the part of the General Partners or Affiliate thereof; and (iii) such indemnification or agreement to hold harmless is recoverable only out of the assets of the Partnership, and not from the Limited Partners.

    (c) Notwithstanding the above, neither the General Partners nor their Affiliates performing services for the Partnership or any broker-dealer shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of Federal or state securities laws unless (i) there has been a successful adjudication on the merits of each count involving securities laws violations as to the particular indemnitee and, the court approves the indemnification of such litigation costs, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee and, the court approves the indemnification of such litigation costs or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and the court finds that indemnification of the settlement and related costs should be made. In any claim for indemnification for Federal or state securities law violations, the party seeking indemnification shall, prior to seeking court approval for such indemnification, place before the court the positions of the Securities and Exchange Commission, and any applicable state securities administrator with respect to the issue of indemnification for securities law violations.

(d) The Partnership shall not incur the cost of the portion of any insurance, other than public liability insurance, which insures any party against any liability as to which such party is herein prohibited from being indemnified.

(e) The Partnership may indemnify the Affiliates of the General Partners under this Section 6.8 only if the loss involves activity in which such Affiliates acted in the capacity as General Partners.

6.9  Indemnification of the Partnership and the Limited
Partners

    (a) The General Partners will indemnify and hold the Partnership and the Limited Partners harmless from and against any and all losses, damages and liabilities which the Partnership or any Limited Partner may incur by reason of the (a) past, present or future actions or omissions of the General Partners or any of their Affiliates, or (b) any liabilities to which either the Partnership or the Apartment Complex is subject; provided, however, that the foregoing indemnification shall not apply to (i) the Mortgages or (ii) necessary contractual obligations incurred pursuant to Agency or Lender requirements in connection with the operation of the Apartment Complex in the ordinary course of business.

(b) Notwithstanding the foregoing, the General Partners shall not be liable to a Limited Partner or the Partnership for any act or omission for which the Partnership is required to indemnify the General Partners under Section 6.8.

(c) The General Partners shall indemnify, defend, and hold the Investment Limited Partner harmless from and against any claim brought or threatened against the Investment Limited Partner or loss (as well as from any and all attorneys' fees and expenses incurred in connection with any such claim or loss) on account of the presence of any Hazardous Material at the Apartment Complex. Any claim or loss described in the immediately preceding sentence may be defended, compromised, settled, or pursued by the Investment Limited Partner with counsel of the Investment Limited Partners' selection, but at the expense of the General Partners. Notwithstanding anything else set forth herein, this indemnification shall survive the withdrawal of the General Partners and/or the termination of this Agreement.

6.10      Operating Deficits

    Subject to the prior written consent of the Lender or Agency (if such consent shall be required under applicable Agency regulations), the General Partners shall have an obligation, commencing on the later to occur of (i) Permanent Mortgage Commencement or (ii) the Admission Date (the "Operating Deficit Commencement Date") to advance funds to meet operating expenses and debt service of the Partnership which exceed operating income available for the payment thereof. In the event that the General Partners shall fail to make any such advance as aforesaid, the Partnership shall utilize amounts (the "Applied Fees") otherwise payable to the General Partners or Affiliates thereof under
Section 6.12 and/or Article X to meet the obligations of the General Partners pursuant to this Section 6.10. Such Applied Fees shall also constitute payment and satisfaction of the corresponding amounts payable to the General Partners or their Affiliates under Section 6.12 and/or Article X, with the proceeds thereof being applied to such obligations, and the obligation of the Partnership to make such installment payments to the General Partners or their Affiliates pursuant to Section 6.12 and/or Article X being deemed satisfied to the extent thereof. For the purpose of this Section 6.10, all expenses shall be paid on a sixty (60)-day current basis. Moreover, the General Partners may in their discretion at any time advance funds to the Partnership to pay operating expenses and/or debt service of the Partnership in order to facilitate the Partnership's compliance with the Rent Restriction Test. All advances pursuant to this Section
6.10 (including any Applied Fees) shall be Subordinated Loans repayable without interest in accordance with the provisions of
Article X. The form and provisions of all Subordinated Loans shall conform to any applicable rules and regulations.

6.11     Obligation to Complete the Construction of the Apartment
Complex

    The General Partners shall complete the construction of the Apartment Complex substantially in accordance with the plans and specifications approved by the Lender and/or any Agency and all requirements necessary to obtain the required certificates of occupancy for dwelling units, or cause the same to be completed, in a good and workmanlike manner, free and clear of all mechanics', materialmen's or similar liens, and shall equip the Apartment Complex or cause the same to be equipped with all necessary and appropriate fixtures, equipment and articles of personal property, including refrigerators and ranges, and shall cause all necessary certificates of occupancy for all apartment units in the Apartment Complex to be obtained, all in accordance with the Project Documents. If the proceeds of the Mortgages, the net rental income, if any, of the Apartment Complex generated prior to the later of Permanent Mortgage Commencement or the Admission Date and which is permitted by the Lender and/or any Agency to be utilized for any of the purposes hereinafter set forth, the Capital Contribution of the Investment Limited Partner, the Capital Contribution of the General Partners in the amount set forth on Schedule A as of the Admission Date, and any insurance proceeds arising out of casualties prior to the Admission Date as available from time to time are insufficient to (i) acquire and complete the construction of the Apartment Complex and satisfy all other obligations, all as provided in the first sentence of this
Section 6.11, (ii) pay the Construction and Development Fee (to the extent payment is not deferred in accordance with this Agreement),
(iii) arrive at Permanent Mortgage Commencement in conformity with the Project Documents, (iv) discharge all Partnership liabilities and obligations arising out of any casualty giving rise to any such insurance proceeds, and (v) provide for all other payments and expenses required to be made or incurred through the later of Permanent Mortgage Commencement or the Admission Date, including the funding of any reserves required hereunder or under any other Project Document, the repayment in full of all obligations under the Construction Mortgage, the General Partners shall be responsible for and obligated to pay such deficiencies and shall, to the extent permitted under the Project Documents and any applicable regulations or requirements of the Lender and/or any Agency, be reimbursed at or prior to the Admission Date only out of the proceeds designated in this sentence available from time to time after payment of all costs described in this sentence. Any amounts not reimbursed through the later of Permanent Mortgage Commencement or the Admission Date only out of the proceeds of the Capital Contribution of the Investment Limited Partner as provided in Section 5.1 shall not be reimbursable or otherwise change the Interest of any Person in the Partnership but shall be borne by the General Partners; provided, however, that, notwithstanding the foregoing, to the extent any such amounts represent items which are properly included in the Partnership's Qualified Basis and result in an increase in the amount of Tax Credit allocated and available to the Partnership over and above the amount of Tax Credit required in order to achieve State Designation ("Includable Items"), the General Partners shall make an additional Capital Contribution in the amount of the Includable Items and the Partnership shall utilize the proceeds of such additional Capital Contribution to pay the Includable Items. In the event that the General Partners shall fail to fund any such deficiency as required by this Section 6.11, an amount not in excess of the next installment of the Construction and Development Fee due to the General Partners or any of their Affiliates under Section 6.12 or any other provision hereof shall be applied by the Partnership to meet such obligation of the General Partners, and, to the extent there may still be a deficiency, any amounts otherwise payable as the Annual Partnership Management Fee or distributable to the General Partners pursuant to
Article X shall be so applied. Any such application of funds as described in the immediately preceding sentence shall constitute a payment of the amount of the Fee or such other item which such funds had been earmarked to pay, and the obligation of the General Partners to advance such amount under this Section 6.11 shall be satisfied to the extent of such application.

6.12     Certain Payments to the General Partners and Others

(a)      The Partnership shall pay to the General Partners a fee
(the "Annual Partnership Management Fee") commencing in 1997 for their services in connection with the administration of the day-to-day business of the Partnership in an annual amount equal to $1,819 per annum. The Annual Partnership Management Fee shall be payable from Cash Flow in the manner and priority set forth in Section 10.2(a); provided, however, that if in any fiscal year commencing in 1997, Cash Flow is insufficient to pay the full amount of the Annual Partnership Management Fee, the unpaid portion thereof shall accrue and be payable on a cumulative basis in the first year in which there is sufficient Cash Flow or from the proceeds of a Capital Transaction as provided in
Article X.

    (b) In consideration of their consultation, advice and other services in connection with the construction and development of the Apartment Complex and as consideration for the assignment described in
Section 6.14, the Partnership shall pay to the General Partners (or their designee) a construction and development fee of $30,357 (the "Construction and Development Fee"), which fee shall be earned in full as to each building in the Apartment Complex as of the date such building is completed and payable out of the Capital Contribution of the Investment Limited Partner. A portion of the Construction and Development Fee in the amount of $1,758 shall be deferred. The deferred portion of the Construction and Development Fee which shall not have been paid as of the date which is six months after it shall have been earned shall accrue interest at the Applicable Federal Rate in effect at the time earned from the date earned through the date of payment; any such interest shall be payable in accordance with the provisions of Article X.

(c) The Partnership shall pay to Boston Capital or an Affiliate thereof a fee (the "Asset Management Fee") commencing in 1997 for its services in connection with the Partnership's accounting matters relating to the Investment Limited Partner and assisting with the preparation of tax returns and the reports required by Section
12.7 in the annual amount of $1,819. The Asset Management Fee shall be payable from Cash Flow in the manner and priority set forth in
Section 10.2(a); provided, however, that if in any fiscal year commencing with 1997, Cash Flow is insufficient to pay the full amount of the Asset Management Fee, the unpaid portion thereof shall accrue and be payable on a cumulative basis in the first year in which there is sufficient Cash Flow or from the proceeds of a Capital Transaction as provided in Article X.


6.13      Delegation of General Partner Authority

    If there shall be more than one General Partner serving hereunder, each General Partner may from time to time, by an instrument in writing, delegate all or any of his powers or duties hereunder to another General Partner or General Partners. Every contract, deed, mortgage, lease and other instrument executed by any General Partner shall be conclusive evidence in favor of every Person relying thereon or claiming thereunder that at the time of the delivery thereof (a) the Partnership was in existence, (b) this Agreement had not been amended in any manner so as to restrict the delegation of authority among General Partners (except as shown in certificates or other instruments duly filed in the Filing Office) and
(c) the execution and delivery of such instrument was duly authorized by the General Partner. Any Person may always rely on a certificate addressed to him and signed by any General Partner hereunder:

(1) as to who are the General Partners or Limited
Partners hereunder;

(2) as to the existence or nonexistence of any fact which constitutes a condition precedent to acts by the General
Partner or in any other manner germane to the affairs of the Partnership;

(3) as to who is authorized to execute and deliver any instrument or document of the Partnership;

(4) as to the authenticity of any copy of this Agreement and amendments thereto; or

    (5) as to any act or failure to act by the Partnership or as to any other matter whatsoever involving the Partnership or any Partner.

6.14      Assignment to Partnership

The General Partners hereby transfer and assign to the Partnership all of their right, title, and interest in and to the Apartment Complex and in and to all of the Project Documents, including, but not limited to, the following: (i) all contracts with architects, supervising architects, engineers and contractors with respect to the development of the Apartment Complex; (ii) all plans, specifications and working drawings heretofore prepared or obtained in connection with the Apartment Complex; (iii) all governmental commitments and approvals obtained, and applications therefor, including, but not limited to, those relating to planning, zoning, building permits and Tax Credit; (iv) any and all commitments with respect to any of the Mortgages; (v) any and all contracts or rights with respect to any agreements with the Lender and/or Agency; and (vi) any other work product related to the Apartment Complex and/or the Partnership, all of which shall have an agreed to value of $100.00 for purposes of determining the opening Capital Account of the General Partners.

ARTICLE VII Withdrawal of General Partners; New General Partners

7.1 Withdrawal

    (a)  No General Partner shall Withdraw from the Partnership
(other than by reason of death or adjudication of incompetence or insanity) or sell, assign or encumber his Interest without the Consent of the Investment Limited Partner and all the other General Partners, except that if the Special Limited Partner or a designee thereof becomes a General Partner, it shall not require the consent of any other General Partner to transfer all or any portion of its interest as a General Partner, other than as may be required under the Uniform Act. In the event of any Withdrawal by a General Partner in violation of this Section 7.1, such General Partner, in addition to being subject to any and all other legal remedies which may be pursued by the Partners, shall forfeit to the Special Limited Partner or its designee, such General Partner's Interest and all unpaid fees from the Partnership and shall remain liable for all of the Withdrawing Partner's obligations under this Agreement. In addition, upon such Withdrawal and transfer, the Special Limited Partner or its designee shall automatically become a General Partner without further action by the Withdrawing General Partner or any other Partner, and each Partner hereby consents to such transfer and to the admission of the Special Limited Partner or its designee as a General Partner in such a situation. Such transfer shall occur automatically upon such Withdrawal without further action by such Withdrawing General Partner.

(b) If at any time the only General Partner shall be one or more corporations (or partnerships with corporations as sole General Partner), they shall be obligated to have a net worth which satisfies the 89-12 Requirements. If the General Partner shall at any time fail to meet the requirements of this Section 7.1(b) and no additional General Partner is admitted pursuant to Section 7.4, then they shall be deemed to have withdrawn from the Partnership in violation of the provisions of this Section 7.1 and shall be subject to the provisions of Section 7.1(a). Notwithstanding the foregoing, the provisions of this Section 7.1(b) shall not apply to the Special Limited Partner or its designee in the event it becomes the sole General Partner.

7.2 Obligation to Continue

Upon the Withdrawal of a General Partner, the remaining General Partners shall have the right and obligation to continue the business of the Partnership employing its assets and name, all as contemplated by the Uniform Act. Within thirty (30) days after they obtain knowledge of the Withdrawal of a General Partner, the remaining General Partners shall notify the Investment Limited Partner or its designee of such Withdrawal.




7.3 Withdrawal of All General Partners

If, following the withdrawal of a General Partner, there is no remaining General Partner, the Investment Limited Partner and the Special Limited Partner may elect to reconstitute the Partnership and continue the business of the Partnership for the balance of the term specified in Section 2.4 by selecting a successor General Partner. If the Investment Limited Partner and the Special Limited Partner elect to reconstitute the Partnership pursuant to this Section 7.2 and admit the designated successor General Partner, the relationship among the then Partners shall be governed by this Agreement.

7.4 Interest of General Partner After Permitted Withdrawal

In the event of the Withdrawal of a General Partner not in violation of Section 7.1 and except as otherwise provided in Section 4.5(b), the Withdrawing General Partner hereby covenants and agrees to transfer to the remaining General Partner or to a successor General Partner selected in accordance with Section 7.2, as the case may be, such portion of the Withdrawing General Partner's Interest as such remaining or successor General Partner may designate, such transfer to be made in consideration of the payment by the transferee of either the agreed value of such Interest or, if such value is not agreed to, the fair market value of such Interest as determined by a committee of three qualified real estate appraisers, one selected by the Withdrawing General Partner, one selected by the transferee and a third selected by the other two. The portion of the Withdrawing General Partner's Interest designated to be transferred in accordance with the provisions of this Section 7.4 shall be sufficient to ensure the continued treatment of the Partnership as a partnership under the Code and as a limited partnership under the Uniform Act, and, for the purposes of Article X, shall be deemed to be effective as of the date of Withdrawal, but the Partnership shall not make any distributions to the designated transferee until the transfer shall have been made.
Any holder of any portion of the Interest of a Withdrawing General Partner which is not designated to be transferred to the remaining or successor General Partner pursuant to the provisions of this Section
7.3 shall become an Additional Limited Partner but (i) with the same share of the profits, losses, tax credits, Cash Flow and other distributions to which the holder of such Interest was entitled when held as a General Partner Interest, and (ii) shall not participate in the votes or Consents of the Investment Limited Partner hereunder.
The admission of any successor or additional General Partner shall be subject to the consent of the Lenders and any Agency (if required) and the Consent of the Investment Limited Partner.

7.5 Admission of Additional General Partner(s) under Certain
    Circumstances

In the event the General Partner is a corporation and the General Partner at any time, or from time to time, fails to have a net worth which satisfies the 89-12 Requirements, the Special Limited Partner, or its designees shall be admitted (and it hereby agrees to be admitted), automatically and without further action by them or any Partner, as additional General Partner, notwithstanding any other provision of this Agreement. The General Partners hereby agree to take all action necessary to implement this Section 7.5. Further, the General Partners agree in such event to give prompt written notice thereof to the Lender and Agency. If the Lender or Agency rejects the admission of any additional General Partner so admitted as a General Partner, then such additional General Partner shall withdraw as a General Partner promptly after an additional General Partner acceptable to each Lender and Agency is admitted to the Partnership. Simultaneously with such admission, each of the previously admitted General Partner shall be deemed to have assigned proportionally to the additional General Partner, automatically and without further action, in consideration of $1.00 and any other consideration which may be agreed upon, such portion of its General Partner Interest so that the additional General Partner shall receive not less than a one percent (1%) interest in the profits, losses, tax credits and distributions of the Partnership, or such greater percentage as may be required, either (i) in the opinion of the Tax Accountants, to assure the partnership status of the Partnership for Federal income tax purposes or (ii) by any Agency. An additional General Partner so admitted shall automatically become the General Partner and be irrevocably delegated all of the power and authority of all of the General Partners pursuant to Section 6.13. The General Partners hereby grant to the Special Limited Partner a special power of attorney, irrevocable to the extent permitted by law and coupled with an interest, to amend the Certificate and this Agreement and to do anything else which, in the view of the Special Limited Partner, may be necessary or appropriate to accomplish the purposes of this Section
7.5 or to manage the business of the Partnership. The admission of an additional General Partner shall not relieve the General Partners of any of their economic obligations hereunder, and the General Partners shall fully indemnify and hold harmless the additional General Partner from and against any and all losses, judgments liabilities, expenses and amounts paid in settlement of any claims sustained in connection with its capacity as a General Partner.

ARTICLE VIII Transferability of Limited Partner Interests

8.1 Assignments

    (a) Except by operation of law (including the laws of descent and distribution), no Limited Partner may assign all or any part of its Interest without the written consent of the General Partners, the giving or withholding of which is exclusively within his discretion.

    (b) An assignee of a Limited Partner who does not become a Substituted Limited Partner shall have, and shall only have, the right to receive the share of allocations and distributions of the Partnership to which the assigning Limited Partner would have been entitled with respect to the Interest (or portion thereof) so assigned if no such assignment had been made by such Limited Partner. Any assigning Limited Partner whose permitted assignee becomes a Substituted Limited Partner shall thereupon cease to be a Limited Partner and shall no longer have any of the rights or privileges of a Limited Partner. Where the assignee does not become a Substituted Limited Partner, the Partnership shall recognize such assignment not later than the last day of the calendar month following receipt of notice of assignment and all documentation required in connection therewith.

(c) Every assignee of a Limited Partner Interest (or any portion thereof) who desires to make a further assignment of its Interest shall be subject to all the provisions of this Article VIII.
8.2      Substituted Limited Partner

No Limited Partner shall have the right to substitute an assignee as Limited Partner in its place. Subject to Section 8.3, the General Partners may, however, in their sole discretion, permit an assignee to become a Substituted Limited Partner.

Any Substituted Limited Partner shall execute such instrument or instruments as shall be required by the General Partners to signify the agreement of such Substituted Limited Partner to be bound by all the provisions of this Agreement and shall pay the Partnership's reasonable legal fees and filing costs in connection with its substitution as a Limited Partner.

8.3 Restrictions

    (a) No Disposition may be made if such Disposition would violate Section 13.1.

(b) In no event shall all or any part of a Limited Partner
Interest be Disposed of to a minor (other than to a descendant by reason of death) or to an incompetent.

(c) The General Partners may, in addition to any other requirement he may impose, require as a condition of any Disposition that the transferor (i) assume all costs incurred by the Partnership in connection therewith and (ii) furnish the Partnership and the other Partners with an opinion of counsel satisfactory to counsel to the Partnership that such Disposition complies with applicable Federal and state securities laws.

(d) Any sale, exchange, transfer or other Disposition in contravention of any of the provisions of this Article 8.3 shall be void and ineffectual and shall not bind or be recognized by the Partnership.

ARTICLE IX  Borrowings

    All Partnership borrowings shall be subject to the terms of this Agreement, including, but not limited to, the restrictions of Section 6.2, and may be made from any source, including Partners and their Affiliates. Any Partnership borrowings from any Partner shall be subject to the prior written consent of the Lender (if required under applicable regulations or requirements). If any Partner shall lend any moneys to the Partnership, the amount of any such loan shall not be an increase of such Partner's Capital Contribution. If any Partner shall so lend moneys, each such loan shall be an obligation of the Partnership and (except for Subordinated Loans) shall be repayable to such Partner on the same basis and with the same rate of interest as would be applicable to a comparable loan to the Partnership from a third party. Funds provided by the General Partners to the Partnership pursuant to Section 6.8(a) shall not constitute borrowings for the purposes of this Section IX or for any other purpose.

ARTICLE X Profits, Losses, Tax Credits, Distributions and Capital Accounts

10.1     Profits, Losses and Tax Credits

(a) Except as otherwise specifically provided in this Article, for each Partnership fiscal year or portion thereof, all profits, tax-exempt income, losses, non-deductible non-capitalizable expenditures, and tax credits incurred or accrued on or after the Commencement Date, other than those arising from a Capital Transaction, shall be allocated 99% to the Investment Limited Partner and l% to the General Partners.

(b) Except as otherwise specifically provided in this Article, all profits and losses arising from a Capital Transaction shall be allocated to the Partners as follows:

As to profits:

First, an amount of profit equal to the aggregate negative balances (if any) in the Capital Accounts of all Partners having negative balance Capital Accounts shall be allocated to such Partners in proportion to their negative
Capital Account balances until all such Capital Accounts shall have zero balances; and

Second, an amount of profits shall be allocated to each of the Partners until the positive balance in the Capital
Account of each Partner equals, as nearly as possible, the amount of cash which would be distributed to such Partner if the aggregate amount in the Capital Accounts of all Partners were cash available to be distributed in accordance with the provisions of Clauses Third, Sixth, Seventh, Eighth and Ninth of Section 10.2(b).

As to losses:

First, an amount of losses equal to the aggregate positive balances (if any) in the Capital Accounts of all Partners having positive balance Capital Accounts shall be allocated to such Partners in proportion to their positive
Capital Account balances until all such Capital Accounts shall have zero balances; provided, however, that if the amount of losses so to be allocated is less than the sum of the positive balances in the Capital Accounts of those Partners having positive balances in their Capital
Accounts, then such losses shall be allocated to the Partners in such proportions and in such amounts so that the Capital Account balances of each Partner shall equal, as nearly as possible, the amount such Partner would receive if an amount equal to the excess of (a) the sum of all Partners' balances in their Capital Accounts computed prior to the allocation of losses under this clause First over (b) the aggregate amount of losses to be allocated to the Partners pursuant to this clause First were distributed to the Partners in accordance with the provisions of Clauses Third, Sixth, Seventh, Eighth and
Ninth of Section 10.2(b).

Second, the balance of such losses shall be allocated 1% to the General Partners and 99% to the Investment Limited
Partner.

(c)  Notwithstanding the foregoing provisions of Sections
10.1(a) and 10.1(b), in no event shall any losses be allocated to the Investment Limited Partner or the Special Limited Partner, if and to the extent that such allocation would cause, as of the end of the Partnership taxable year, the negative balance in the Investment Limited Partner's Capital Account to exceed such Partner's share of Partnership Minimum Gain plus such Partner's share, if any, of Partner Non-Recourse Debt Minimum Gain. Any losses which are not allocated to a Partner by virtue of the application of this Section 10.1(c) shall be allocated to the General Partners. For purposes of this Section 10.1(c), a Partner's Capital Account shall be treated as reduced by Qualified Income Offset Items.

10.2     Cash Distributions Prior to Dissolution

(a)  Cash Flow

Subject to Lender and Agency approval (if required), Cash Flow for each fiscal year or portion thereof of the Partnership shall be applied as follows:

First, to the payment of the Asset Management Fee for such year and for any previous year(s) as to which the Asset Management Fee shall not yet have been paid in full;

Second, to the repayment of any Subordinated Loans;

Third, to the payment of the deferred Construction and Development Fee;

Fourth, in an amount not to exceed the difference between (i) $1,819 and (ii) the amount of Cash Flow for such year applied under Clause Second above, to the payment of the Annual Partnership Management Fee attributable to such year and then to any accrued amounts from previous year(s) as to which the Annual Partnership Management Fee shall not yet have been paid in full; and

Fifth, the balance thereof, if any, shall be distributed annually, within seventy-five (75) days after the end of the fiscal year, fifty percent (50%) to the Investment Limited Partner and fifty percent (50%) to the General Partners;

provided, however, that during such time as Agency regulations are applicable to the Apartment Complex, the total amount of Cash Flow which may be so distributed to the Partners in respect to any fiscal year shall not exceed such amounts as Agency regulations permit to be distributed.

(b)      Distributions of other than Cash Flow

Prior to dissolution, if the General Partners shall determine from time to time that cash is available for distribution from a Capital Transaction, such cash shall be applied or distributed as follows:

First, to the payment of all matured debts and liabilities of the Partnership (including, but not limited to, all expenses of the Partnership incident to the Capital Transaction), excluding (i) debts and liabilities of the Partnership to Partners or their Affiliates and
(ii) all unpaid fees owing to the General Partners or their Affiliates; and to the establishment of any reserves which the General Partners and the Auditors shall deem reasonably necessary for contingent, unmatured or unforeseen liabilities or obligations of the Partnership;

Second, to the payment of the Asset Management Fee for such year and for any previous year as to which the Asset Management Fee has not been paid in full;

Third, to the payment to the Investment Limited Partner of the full amount (including interest) of any Credit Recovery Loans;

Fourth, to the repayment of any Subordinated Loans;

Fifth, to the payment of the Annual Partnership Management Fee for such year and for any previous year(s) as to which the Annual
Partnership Management Fee has not been paid in full;

    Sixth,  to  the  repayment  of  any   then-unpaid   debts  and
liabilities owed to Partners or Affiliates thereof by the Partnership for Partnership obligations (exclusive of Credit Recovery Loans and Subordinated Loans) to any of them; provided, however, that any debts or obligations to be repaid to any Limited Partner or Affiliate thereof pursuant to this Clause Fifth shall be repaid prior to the repayment of any such debts or obligations to any General Partners or his Affiliates;

Seventh, to the payment to the Investment Limited Partner of an amount equal to its paid-in capital, less any prior distributions made to such Investment Limited Partner under this Clause Sixth, but never an amount less than zero;

Eighth, to the repayment to the General Partners of their paid-in Capital Contribution minus any prior distributions made to his under this Clause Seventh and under Section 10.1(b), but never an amount less than zero; and

Ninth, any balance 50% to the Investment Limited Partner and 50% to the General Partners.

10.3     Distributions Upon Dissolution

    (a) Upon dissolution and termination, after payment of, or adequate provision for, the debts and obligations of the Partnership, the remaining assets of the Partnership shall be distributed to the Partners in accordance with the positive balances in their Capital Accounts after taking into account all Capital Account adjustments for the Partnership taxable year, including adjustments to Capital Accounts pursuant to Sections 10.1(b) and 10.3(b). In the event that a General Partner or Additional Limited Partner has a negative balance in his or its Capital Account following the liquidation of the Partnership or such Partner's Interest, after taking into account all Capital Account adjustments for the Partnership taxable year in which such liquidation occurs, such Partner shall pay to the Partnership in cash an amount equal to the negative balance in such Partner's Capital Account. Such payment shall be made by the end of such taxable year (or, if later, within 90 days after the date of such liquidation) and shall, upon liquidation of the Partnership, be paid to recourse creditors of the Partnership or distributed to other Partners in accordance with the positive balances in their Capital Accounts.

(b) With respect to assets distributed in kind to the Partners in liquidation or otherwise, (i) any unrealized appreciation or unrealized depreciation in the values of such assets shall be deemed to be profits and losses realized by the Partnership immediately prior to the liquidation or other distribution event; and (ii) such profits and losses shall be allocated to the Partners in accordance with
Section 10.1(b), and any property so distributed shall be treated as a distribution of an amount in cash equal to the excess of such fair market value over the outstanding principal balance of and accrued interest on any debt by which the property is encumbered. For the purposes of this Section 10.3(b), "unrealized appreciation" or "unrealized depreciation" shall mean the difference between the fair market value of such assets, taking into account the fair market value of the associated financing (but subject to Section 7701(g) of the Code), and the Partnership's adjusted basis for such assets as determined under Regulation Section 1.704-1(b). This Section 10.3(b) is merely intended to provide a rule for allocating unrealized gains and losses upon liquidation or other distribution event, and nothing contained in this Section 10.3(b) or elsewhere herein is intended to treat or cause such distributions to be treated as sales for value. The fair market value of such assets shall be determined by an appraiser to be selected by the General Partners with the Consent of the Investment Limited Partner.

10.4     Special Provisions

    (a) Except as otherwise provided in this Agreement, all profits, tax exempt income, losses, non-deductible non-capitalizable expenditures, tax credits and cash distributions shared by a class of Partners shall be shared by each Partner in such class in the ratio of such Partner's paid-in Capital Contribution to the paid-in Class Contribution of the class of Partners of which such Partner is a member.

(b) Notwithstanding the foregoing provisions of this Article
X:

(i) If (a) the Partnership incurs recourse obligations or Partner Non-Recourse Debt (including, without limitation, Subordinated Loans) or (b) the Partnership incurs losses from extraordinary events which are not recovered from insurance or otherwise (collectively, "Recourse Obligations") in respect of any Partnership taxable year, then the calculation and allocation of profits and losses shall be adjusted as follows: first, an amount of deductions attributable to the Recourse Obligations shall be allocated to the Partner or Partners that bear the Economic Risk of Loss (within the meaning of Treasury Regulation Section 1.704-T(b)(4)(iv)(k)(1) with respect to such obligations in the ratio in which they bear the Economic Risk of Loss (or to the General Partners in the case of extraordinary events); and second, the balance of deductions (including all cost recovery deductions) shall be allocated as provided in
Section 10.1(a). For purposes of this section, extraordinary events include casualty losses, losses resulting from liability to third parties for tortious injury, losses resulting from a breach of legal duty by the Partnership or by the General Partners, and losses resulting from other liabilities which are not incurred in the ordinary course of business. Nothing in this Section 10.4(b)(i) shall prevent the Partnership from recovering an extraordinary loss from a General Partner who is liable therefor by law or under this Agreement.

(ii) If any profit arises from the sale of other disposition of any Partnership asset which shall be treated as ordinary income under the depreciation recapture provisions of the Code, then the full amount of such ordinary income shall be allocated among the Partners in the proportions that the Partnership deductions from the depreciation giving rise to such recapture were actually allocated. In the event that subsequently-enacted provisions of the Code result in other recapture income, no allocation of such recapture income shall be made to any Partner who has not received the benefit of those items giving rise to such other recapture income.

(iii) If the Partnership shall receive any purchase money indebtedness in partial payment of the purchase price of the Apartment Complex and such indebtedness is distributed to the Partners pursuant to the provisions of Section 10.2(b) or
Section 10.3, the distributions of the cash portion of such purchase price and the principal amount of such purchase money indebtedness hereunder shall be allocated among the Partners in the following manner: On the basis of the sum of the principal amount of the purchase money indebtedness and cash payments received on the sale (net of amounts required to pay Partnership obligations and fund reasonable reserves), there shall be calculated the percentage of the total net proceeds distributable to each Partner based on Section 10.2(b) or
Section 10.3, as applicable, treating cash payments and purchase money indebtedness principal interchangeably for this purpose, and the respective Partners shall receive such respective percentages of the net cash purchase price and purchase money principal. Payments on such purchase money indebtedness retained by the Partnership shall be distributed in accordance with the respective Partners in accordance with the preceding sentence, and if any such purchase money indebtedness shall be sold, the sale proceeds shall be allocated in the same proportion.

(iv) Income, gain, loss and deduction with respect to any asset which has a variation between its basis computed in accordance with Treasury Regulation Section 1. 704 - 1 (b) and its basis computed for Federal income tax purposes shall be shared among the Partners so as to take account of such variation in a manner consistent with the principles of Section 704(c) of the Code and Treasury Regulation Section 1.704-1
(b)(2)(iv)(g).

(v) The terms "profits" and "losses" used in this Agreement shall mean income and losses, and each item of income, gain, loss, deduction or credit entering into the computation thereof, as determined in accordance with the accounting methods followed by the Partnership and computed in accordance with Treasury Regulation Section 1.704-1(b). Profits and losses for Federal income tax purposes shall be computed and allocated in the same manner as set forth in this Article X, except as provided in Section 10.4(b)(iv).

(vi)      If there is a net decrease in Partnership Minimum
Gain during a Partnership taxable year, each Partner will be allocated items of income and gain for such year (and, if necessary, subsequent years) in proportion to, and to the extent of, an amount equal to the greater of (a) the portion of such Partner's share of the net decrease in Partnership Minimum Gain during the year that is allocable to the disposition of Partnership property subject to one or more Partnership Non-Recourse Liabilities or (b) the deficit balance in such Partner's Capital Account at the end of such year. For purposes of the foregoing clause (b), a Partner's Capital Account shall be determined (A) prior to taking into account any other allocations for the year, (B) by excluding from such negative Capital Account balance the amount of such Partner's obligation, if any, to restore a negative balance in such Partner's Capital Account, (C) by treating each Partner's share of Partnership Minimum Gain as an obligation to restore a negative balance in such Partner's Capital Account and (D) by treating a Partner's share of the minimum gain attributable to Partner Non-Recourse Debt with respect to which such Partner or a Related Person bears the economic risk of loss for such debt as an obligation to restore a negative balance in such Partner's Capital Account. Such allocations shall be made in a manner consistent with the requirements of Treasury Regulation Section 1.704T(b)(4)(iv)(e) under Section 704 of the Code. For purposes of this Section 10.4(b)(vi), a Partner's Capital Account shall be treated as reduced by Qualified Income Offset items.

(vii) If there is a net decrease in Partner Non-Recourse Debt Minimum Gain during a Partnership taxable year, then each Partner with a share of the minimum gain attributable to such debt at the beginning of such year will be allocated items of income and gain for such year (and, if necessary, subsequent years) in proportion to, and to the extent of, an amount equal to the greater of (a) the portion of such Partner's share of the net decrease in Partnership Non-Recourse Debt Minimum Gain that is allocable to the disposition of Partnership property subject to such debt or (b) the negative balance in such Partner's Capital Account at the end of such year. For purposes of the foregoing clause (b), a Partner's Capital Account shall be determined (A) prior to taking into account any other allocations for the year, (B) by excluding from such deficit Capital Account balance the amount of such Partner's obligation, if any, to restore a negative balance in such Partner's Capital Account, (C) by treating each Partner's share of Partnership Minimum Gain as an obligation to restore a negative balance in such Partner's Capital Account and (D) by treating a Partner's share of the minimum gain attributable to Partner Non-Recourse Debt with respect to which such Partner or a Related Person bears the economic risk of loss for such debt as an obligation to restore a negative balance in such Partner's Capital Account. Such allocations shall be made in a manner consistent with the requirements of Treasury Regulation Section 1.704T(b)(4)(iv)(h) under Section 704 of the Code. For purposes of this Section 10.4(b)(vii), a Partner's Capital Account shall be treated as reduced by Qualified Income Offset items.

(viii) If a Limited Partner unexpectedly receives (a) an allocation of loss or deduction or expenditures described in
Section 705(a)(2)(B) of the Code made (1) pursuant to Section 704(e)(2) of the Code to a donee of an Interest, (2) pursuant to
Section 706(d) of the Code as the result of a change in any Partner's Interest, or (3) pursuant to Regulation Section 1.751-1(b)(2)(ii) as a result of a distribution by the Partnership of unrealized receivables or inventory items or (b) a distribution, and such allocation and/or distribution would cause the negative balance in such Partner's Capital Account to exceed (i) such Partner's share of Partnership Minimum Gain plus (ii) the amount of such Partner's obligation (actual or deemed), to restore a negative balance in such Partner's Capital Account, plus (iii) such Partner's share of Partner Non-Recourse Debt Minimum Gain, then such Partner shall be allocated items of income and gain in an amount and manner sufficient to eliminate such negative balance as quickly as possible. For purposes of this Section
10. 4(b)(viii), a Partner's Capital Account shall be treated as reduced by Qualified Income Offset Items.

(ix) In the event that any fee payable to the General Partners or their Affiliates shall instead be determined to be a non-deductible, non-capitalizable distribution from the Partnership to a Partner for Federal income tax purposes, then there shall be allocated to the General Partners in the year(s) of payment an amount of gross income equal to the amount of such distribution in such year.

(x) In applying the provisions of Article X with respect to distributions and allocations, the following ordering of priorities shall apply:

(1) Capital Accounts shall be deemed to be reduced by Qualified Income Offset Items.

(2) Capital Accounts shall be reduced by distributions of Cash Flow under Section 10.2(a).

(3) Capital Accounts shall be reduced by distributions from Capital Transactions under Section 10.2(b).

(4) Capital Accounts shall be increased by any minimum gain chargeback under Section 10.4(b)(vi) or Section
10.4(b)(vii).

(5) Capital Accounts shall be increased by any qualified income offset under Section 10.4(b)(viii).

    (6) Capital Accounts shall be increased by allocations of profits under Section 10.1(a).

    (7) Capital Accounts shall be reduced by allocations of losses under Section 10.1(a).

    (8) Capital Accounts shall be reduced by allocations of losses under Section 10.1(b).

    (9) Capital Accounts shall be increased by allocations of profits under Section 10.1(b).

    (xi) To the maximum extent permitted under the Code, allocations of profits and losses shall be modified so that the Partners, Capital Accounts reflect the amounts they would have reflected if adjustments required by Sections 10.4(b)(vi), 10.4(b)(vii) and 10.4(b)(viii) had not occurred.

10.5     Authority of the General Partners to Vary Allocations to
Preserve and Protect the Partners' Intent

(a) It is the intent of the Partners that each Partner's distributive share of profits, tax-exempt income, losses, non-deductible non-capitalizable expenditures and credits (and items thereof) shall be determined and allocated in accordance with this Agreement to the fullest extent permitted by Section 704 (b) of the Code. In order to preserve and protect the determinations and allocations provided for in this Agreement, the General Partners are hereby authorized and directed to allocate profits, tax-exempt income, losses, nondeductible non-capitalizable expenditures and credits (and items thereof) arising in any year differently than otherwise provided for in this Agreement to the extent that allocating profits, tax-exempt income, losses, nondeductible non-capitalizable expenditures or credits (or any item thereof) in the manner provided for herein would cause the determinations and allocations of each Partner's distributive share of profits, tax-exempt income, losses, non-deductible non-capitalizable expenditures, or credits (or any item thereof) not to be permitted by Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. Any allocation made pursuant to this Section 10.5 shall be deemed to be a complete substitute for any allocation otherwise provided for in this Agreement, and no amendment of this Agreement or approval of any Partner shall be required.

    (b)  In making any allocation (the "New Allocation") under
Section 10.5(a), the General Partners are authorized to act only after having been advised in writing by the Tax Accountants that, under
Section 704(b) of the Code, (i) the New Allocation is necessary, and
(ii) the New Allocation is the minimum modification of the allocations otherwise provided for in this Agreement necessary in order to assure that, either in the then-current year or in any preceding year, each Partner's distributive share of profits, tax-exempt income, losses, non-deductible non-capitalizable expenditures, and credits (or any item thereof) is determined and allocated in accordance with this Agreement to the fullest extent permitted by Section 704(b) of the Code.

(c) If the General Partners are required by Section 10.5(a) to make any New Allocation in a manner less favorable to the Limited Partners than is otherwise provided for herein, then the General Partners are authorized and directed, only after having been advised in writing by the Tax Accountants that such an allocation is permitted by Section 704(b) of the Code, to allocate profits, tax-exempt income, losses, non-deductible non-capitalizable expenditures, and credits (and any item thereof) arising in later years in such manner so as to bring the allocations of profits, tax-exempt income, losses, non-deductible non-capitalizable expenditures, and credits (and each item thereof) to the Limited Partners as nearly as possible to the allocations thereof otherwise contemplated by this Agreement.

(d)  New Allocations made by the General Partners under
Section 10.5(a) and Section 10.5(c) in reliance upon the advice of the Tax Accountants shall be deemed to be made pursuant to the fiduciary obligation of the General Partners to the Partnership and the Limited Partners, and no such allocation shall give rise to any claim or cause of action by any Limited Partner.

ARTICLE XI Management Agent

A. The General Partners shall engage the Management Agent, who shall be Gorsuch Management, Inc., to manage the Apartment Complex pursuant to the Management Agreement. The Management Agent shall receive a Management Fee of 9.62% of gross rental receipts payable by the Partnership for management services in accordance with a management contract approved by the Lender or Agency (if such approval is required), or when the Apartment Complex is not subject to Agency regulation, in accordance with a reasonable and competitive fee arrangement. From and after the Admission Date, the Partnership shall not enter into any Management Agreement or modify or extend any Management Agreement unless (i) the General Partners shall have obtained the prior written consent of the Special Limited Partner to the identity of the Management Agent and the terms of the Management Agreement or the modification or extension thereof and (ii) such new Management Agreement or modified or extended Management Agreement provides that it is terminable by the Partnership on thirty (30) days' notice by the Partnership in the event of any change in the identity of the General Partners. If the Management Agent obtains an increase in the Management Fee through the approval of the Lender or Agency, then the consent to such increase by the Special Limited Partner shall not be unreasonably withheld.

    B. No duplicate property management fees shall be paid to any Person.

C. If (i) the General Partners are the Management Agent or the Management Agent is an Affiliate of the General Partners, and (a) the Apartment Complex shall be subject to a substantial building code violation which shall not have been cured within six months after notice from the applicable governmental agency or department or (b) the Partnership shall not have Cash Flow of at least $1,819 during any year after 1997, or (ii) an Event of Bankruptcy shall occur with respect to the Management Agent, or (iii) the Management Agent shall commit willful misconduct or gross negligence in its conduct of its duties and obligations under the Management Agreement or (iv) there is any change in the identity of the General Partners, or (v) the Management Agent is cited by the Lender or Agency, including any Tax Credit monitoring or compliance agency of the State or any other governmental agency for a material violation or alleged material violation of any applicable rules, regulations or requirements, including, but not limited to, non-compliance with the Minimum Set-Aside Test, the Rent Restriction Test or any other Tax Credit-related provision, then upon request by the Special Limited Partner and subject to Agency approval, if required, the General Partners must cause the Partnership to promptly terminate the Management Agreement with the Management Agent and appoint a new Management Agent selected by the Special Limited Partner, which new Management Agent shall not be not an Affiliate of the General Partners acting as Management Agent. With respect to any material violation or alleged violation in subpart (v) above, the General Partners shall be given a period of sixty (60) days of such notice of a material violation, to cure the event or condition giving rise to the removal to the satisfaction of the Special Limited Partner seeking the removal in its sole and absolute discretion. The General Partners hereby grant to the Special Limited Partner an irrevocable (to the extent permitted by applicable law) power of attorney coupled with an interest to take any action and to execute and deliver any and all documents and instruments on behalf of the General Partners and the Partnership as the Special Limited Partner may deem to be necessary or appropriate in order to effectuate the provisions of this Article XI.C. Subject to Agency approval, if required, the Partnership shall not enter into any future management arrangement or renew or extend any existing management arrangement unless such arrangement is terminable without penalty upon the occurrence of the events described in this Article XI.

D. The General Partners shall have the duty to manage the Apartment Complex during any period when there is no Management Agent.

ARTICLE XII Books and Records, Accounting, Tax Elections, Etc.

12.1     Books and Records

    The Partnership shall maintain all books and records which are required under the Uniform Act or by any governmental agency having jurisdiction and may maintain such other books and records as the General Partners in their discretion deem advisable. Every Limited Partner, or its duly authorized representatives, shall at all times have access to the records of the Partnership at the principal office of the Partnership at any and all reasonable times, and may inspect and copy any of such records. A list of the names and addresses of all of the Limited Partners shall be maintained as part of the books and records of the Partnership and shall be mailed to any Limited Partner upon request. A reasonable charge for copy work may be charged by the Partnership.

12.2      Bank Accounts

The bank accounts of the Partnership shall be maintained in the Partnership's name with such financial institutions as the General Partners shall determine. Withdrawals shall be made only in the regular course of Partnership business on such signature or signatures as the General Partners may determine. All deposits (including security deposits and other funds required to be escrowed by the Lender or the Agency ) and other funds not needed in the operation of the business shall be deposited, if required by applicable law and to the extent permitted by applicable Agency or Mortgage requirements, in interest-bearing accounts or invested in United States Government obligations maturing within one year.

12.3  Auditors

(a) The Auditors shall prepare, for execution by the General
Partners, all tax returns of the Partnership. Prior to the filing of the Partnership tax returns, and in no event later than February 1 of each year, the Auditors shall deliver the tax returns for such year to the Tax Accountants for their review and comment. If a dispute arises between the Auditors and the Tax Accountants over the proper preparation of the tax returns and such dispute cannot be resolved by the Auditors and the Tax Accountants by March 1 of such year, then the Tax Accountants shall make the final decision on whether any changes are necessary. The Partnership shall reimburse Boston Capital for all costs and expenses paid to the Tax Accountants for the aforementioned services.

(b) The Auditors shall audit and certify all annual financial reports to the Partners in accordance with generally accepted auditing standards.

    (c) If the Partnership fails to fulfill any of its obligations under Section 12.7(a)(i) and/or Section 12.7(a)(ii) within the time periods set forth therein, at any time thereafter upon notice from the Special Limited Partner that a change in the identity of the Auditors is desired, the General Partners, on behalf of the Partnership, shall promptly terminate the Partnership's engagement of the Auditors, and the prior written consent of the Special Limited Partner must be received to the appointment of replacement Auditors. If no such consent is received to the appointment of replacement Auditors within thirty (30) days of the notice from the Special Limited Partner to replace the Auditors, then the Special Limited Partner shall appoint replacement Auditors of its own choosing, the cost of which shall be borne by the Partnership as a Partnership expense. All Partners hereby grant to the Special Limited Partner a special power of attorney, irrevocable to the extent permitted by law, coupled with an interest, to so appoint replacement Auditors and to anything else which in the view of the Special Limited Partner may be necessary or appropriate to accomplish the purposes of this Section 12.3(c).

12.4     Cost Recovery and Elections

(a) With respect to all depreciable assets for which cost recovery deductions are permitted, the Partnership shall elect to use, so far as permitted by the provisions of the Code, accelerated cost recovery methods. However, the Partnership may change to another method of cost recovery if such other method is, in the opinion of the Auditors, more advantageous to the Investment Limited Partner and the limited partners and/or holders of beneficial assignee certificates thereof. Notwithstanding the foregoing, however, unless the Consent of the Investment Limited Partner is received permitting a different cost recovery schedule, the Partnership shall depreciate its personal and real property utilizing the alternative depreciation system of Section 168(g)(2)of the Code.

(b) Subject to the provisions of Section 12.5, all other elections required or permitted to be made by the Partnership under the Code shall be made by the General Partners in such manner as will, in the opinion of the Auditors, be most advantageous to the Investment Limited Partner and the limited partners and/or holders of beneficial assignee certificates thereof.

12.5     Special Basis Adjustments

In the event of a transfer of all or any part of the Interest of the Investment Limited Partner or a transfer of all or any part of an interest of a partner and/or holders of beneficial assignee certificates of the Investment Limited Partner, the Partnership shall elect, upon the request of the Investment Limited Partner, pursuant to
Section 754 of the Code, to adjust the basis of the Partnership property. Any adjustments made pursuant to said Section 754 shall affect only the successor in interest to the transferring Partner or partner or holder of beneficial assignee certificate thereof. Each Partner will furnish the Partnership all information necessary to give effect to such election.

12.6     Fiscal Year

The fiscal and tax year of the Partnership shall be the calendar year. The books of the Partnership shall be kept on an accrual basis.

12.7     Information to Partners

(a) The General Partners shall cause to be prepared and distributed to all Persons who were Partners at any time during a fiscal year of the Partnership:

(i) Within forty-five (45) days after the end of each fiscal year of the Partnership, (A) a balance sheet as of the end of such fiscal year, a statement of income, a statement of partners, equity, and a statement of cash flows, each for the year then ended, all of which, except the statement of cash flows, shall be prepared in accordance with generally accepted accounting principles and accompanied by a report of the Auditors containing an opinion of the Auditors, and (B) a report of the activities of the Partnership during the period covered by the report. With respect to any distribution to the Investment Limited Partner, the report called for shall separately identify distributions from (1) Cash Flow from operations during the period, (2) Cash Flow from operations during a prior period which had been held as reserves, (3) proceeds from disposition of property and investments, (4) lease payments on net leases with builders and sellers, (5) reserves from the gross proceeds of the Capital Contribution of the Investment Limited Partner, (6) borrowed moneys, and (7) transactions outside of the ordinary course of business with a description thereof.

(ii) Within thirty (30) days after the end of each fiscal year of the Partnership, all information relating to the Partnership and/or the Apartment Complex which is necessary, in the view of the Tax Accountants, for the preparation of the Limited Partners' Federal income tax returns together with a draft of the Partnership's Federal income tax return and, promptly following the filing thereof with the Service, a final copy of such return as filed.

(iii) Within thirty (30) days after the end of each quarter of a fiscal year of the Partnership, a report containing:

(A) a balance sheet, which may be unaudited;

              (B)  a statement of income for the quarter then
ended, if     available, which may be unaudited;

    (C) a statement of cash flows for the quarter then ended, which may be unaudited;

(D) a certification of the General Partners that the Apartment Complex and its tenants are in compliance with all applicable federal, state, and local requirements and regulations;

(E) a low-income housing tax credit monitoring form, a copy of the rent roll for the Apartment Complex, a statement of income and expenses, an operating statement and an Occupancy/Rental Report, all in the form specified by Boston Capital;

(F) all other information which would be pertinent to a reasonable investor regarding the Partnership and its activities during the quarter covered by the report; and

(b) Within sixty (60) days after the end of each fiscal year of the Partnership a copy of the annual report to be filed with the Department of the Treasury concerning the status of the Apartment
Complex as low-income housing and any reports filed in connection with the compliance monitoring conducted by the Authority.

(c) Upon the written request of the Investment Limited Partner for further information with respect to any matter covered in item (a) or item (b) above, the General Partners shall furnish such information within thirty (30) days of receipt of such request.

(d) Prior to October 15 of each year, the Partnership shall send to the Investment Limited Partner an estimate of the Investment Limited Partner's share of the tax credits, profits and losses of the Partnership for Federal income tax purposes for the current fiscal year. Such estimate shall be prepared by the General Partners and the Auditors.

(e) Within 15 days after the end of any calendar quarter during which:

(i) there is a material default by the Partnership under the Project Documents or in payment of any mortgage, taxes, interest or other obligation on secured or unsecured debt,

    (ii) any reserve has been reduced or terminated by application of funds therein for purposes materially different from those for which such reserve was established,

(iii) the General Partners have received any notice of a material fact which may substantially affect further distributions or Tax Credit allocations to any Limited Partner,

(iv) any Partner has pledged or collateralized its Interest in the Partnership, the General Partners shall send the Investment Limited Partner a detailed report of such event.

(f) After the Admission Date, the Partnership shall send to the Investment Limited Partner, on or before the tenth day of each month, the monthly housing credit monitoring form, and copies of all applicable periodic reports covering the status of project operations from the previous period, as may be required by the Lender or Agency or the Authority.

(g) On or before May 1st of each of the Partnership's fiscal year, the Partnership shall send to the Investment Limited Partner a report on operations, in the form supplied by Boston Capital.

(h) The General Partners shall cause the Partnership to send to the Investment Limited Partner a copy of each Construction Mortgage draw requisition and any notification or correspondence from the Construction Lender indicating that any such draw shall not be paid as requisitioned. Upon receipt, the Partnership shall send to the Investment Limited Partner copies of all documents evidencing any "carryover allocation" pursuant to Section 42(h)(1)(E) of the Code and the Form(s) 8609 evidencing the Tax Credit allocation. Promptly after Permanent Mortgage Commencement, the General Partners shall send to Boston Capital a closing binder containing photocopies of the fully-executed versions of all documents signed in connection with the Permanent Second Mortgage. The General Partners hereby consent to the Lender's or Agency's providing Boston Capital with copies of all material communications between any such office and the General Partners and/or the Partnership, including, but not limited to, any notices of default. From and after any date upon which the General Partners receives notice from the Investment Limited Partner that the Investment Limited Partner would like copies of the monthly rent rolls for the Apartment Complex to be sent to Boston Capital, the General Partners shall send copies of the rent rolls to Boston Capital no later than ten (10) days after the expiration of each month.

(i) If the earlier of (A) the Completion Date or (B) the date upon which tenants first occupied apartment units in the Apartment Complex shall have occurred six months or more prior to the date upon which the Investment Limited Partner acquired its Interest in the Partnership, then the General Partners shall cause to be prepared and delivered to the Investment Limited Partner within sixty (60) days of the Admission Date the following items:

(i) An unaudited statement of income of the Partnership for the year (or such shorter period as there may be from the date of the most recent audited statement of income of the Partnership) ended on the date upon which the Investment Limited
Partner acquired its Interest in the Partnership; and

    (ii) An audited statement of income of the Partnership for any fiscal year of the Partnership ending between (A) the earlier of (1) the Completion Date or (2) the date upon which tenants first occupied apartment units in the Apartment Complex and (B) the date upon which the Investment Limited Partner acquired its Interest in the Partnership.

(j) Within thirty (30) days of the Completion Date, the General Partners shall prepare, or cause the Auditors to prepare, and deliver to each Limited Partner a Tax Credit basis worksheet for each building in the Apartment Complex, all in a form specified by Boston Capital.

(k) If the General Partners do not cause the Partnership to fulfill its obligations under Section 12.7(a) (i) and/or Section 12.7(a) (ii) within the time periods set forth therein, the General Partners may be required by the Investment Limited Partner to pay as damages the sum of $100 per day (plus interest at a rate equal to the general base rate of interest established by The First National Bank of Boston or its successors and assigns and announced by it as the rate charged by it to its prime commercial customers on short-term unsecured borrowings as its "base rate" from time to time in effect plus 3%) to the Investment Limited Partner until such obligations shall have been fulfilled. Such damages shall be paid forthwith by the General Partners, and failure to so pay shall constitute a material default of the General Partners hereunder. In addition, if the General Partners shall so fail to pay, the General Partners and their Affiliates shall forthwith cease to be entitled to the Annual Partnership Management Fee, and to the payment of any Cash Flow or Capital Transaction proceeds to which they may otherwise be entitled hereunder. Such payments of the Annual Partnership Management Fee, Cash Flow and Capital Transaction proceeds shall be restored only upon the payment of such damages in full, and any amount of such damages not so paid shall be deducted against payments of the Annual Partnership Management Fee, Cash Flow and Capital Transaction proceeds otherwise due to the General Partners or their Affiliates.

(1) On or before January 31 of each Partnership fiscal year, the Partnership shall send to the Investment Limited Partner copies of the certificates, memoranda of insurance or other evidence satisfactory to the Investment Limited Partner that insurance policies required to be maintained on the Apartment Complex pursuant to Section 6.5(c) are in force, accompanied by a certificate of the General Partners stating that such insurance policies satisfy the requirements of Section 6.5(c).

ARTICLE XIII General Provisions

13.1     Restrictions by Reason of Section 708 of the Code

    No Disposition may be made if the Interest sought to be Disposed of, when added to the total of all other Interests Disposed of within the period of twelve consecutive months prior to the proposed date of the Disposition, could, in the opinion of tax counsel to the Partnership, result in the termination of the Partnership under Section 708 of the Code. This Section 13.1 shall have no application to any required repurchase of the Investment Limited Partner's Interest. Any Disposition in contravention of any of the provisions of this Section 13.1 shall be void ab initio and ineffectual and shall not bind or be recognized by the Partnership. Notwithstanding the foregoing provisions of this Section 13. 1, however, the Investment Limited Partner may waive the provisions of this Section 13.1 at any time as to a Disposition or series of Dispositions, and in the event of such a waiver, this Section 13.1 shall have no force or effect upon such Disposition or series of Dispositions.

13.2      Amendments to Certificate

Within one hundred twenty (120) days after the end of any Partnership fiscal year in which the Investment Limited Partner shall have received any distributions under Article X, the General Partners shall file an amendment to this Agreement reducing by the amount of their allocable share of such distribution the amount of Capital Contribution of the Investment Limited Partner as stated in the last previous amendment to this Agreement. However, Schedule A shall not be amended on account of any such distribution. The Partnership shall amend the Certificate as necessary to effect the substitution of substituted Limited Partners.

Notwithstanding the foregoing provisions of this Section 13.2, no such amendments to this Agreement need be filed by the General
Partners if the Certificate is not required to and does not identify the Limited Partners or their Capital Contributions in such capacity.

13.3      Notices

Any notice called for under this Agreement shall be in writing and shall be deemed adequately given if actually delivered or if sent by registered or certified mail, postage prepaid, to the party for whom such notice is intended at such party's last address of record on the Partnership books.

13.4      Word Meanings

The words such as "herein," "hereinafter," "hereof" and
"hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural, and vice versa, and each gender (masculine, feminine and neuter) shall include the other
genders, unless the context requires otherwise.   Each reference to a
"Section" or an "Article" refers to the corresponding Section or Article of this Agreement, unless specified otherwise. References to Treasury Regulations (permanent or temporary) or Revenue Procedures shall include any successor provisions.

13.5     Binding Effect

The covenants and agreements contained herein shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties hereto.

13.6     Applicable Law

This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio.

13.7     Counterparts

This Agreement may be executed in several counterparts and all so executed shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the original or the same counterpart.

13.8     Financing Regulations

So long as any of the Project Documents are in effect, (a) each of the provisions of this Agreement shall be subject to, and the General Partners covenant to act in accordance with the Project Documents; (b) the Project Documents shall govern the rights and obligations of the Partners, their heirs, executors, administrators, successors and assigns to the extent expressly provided therein; (c) upon any dissolution of the Partnership or any transfer of the Apartment Complex, no title or right to the possession and control of the Apartment Complex and no right to collect the rent therefrom shall pass to any Person who is not, or does not become, bound by the Project Documents and other Agency documents in a manner satisfactory to the Lender and Agency; (d) no amendment to any provision of the Project Documents shall become effective without the prior written consent of the Lender and the Agency (if required); and (e) the affairs of the Partnership shall be subject to Agency regulations and no action shall be taken which would require the consent or approval of the Agency unless the same is first obtained. No new Partner shall be admitted to the Partnership, and no Partner shall withdraw from the Partnership or be substituted for without the consent of the Lender and the Agency (if such consent is then required). No amendment to this Agreement relating to matters governed by the Agency regulations or requirements shall become effective until the prior written consent of the Agency (if required) to such amendment shall have been obtained.

Any conveyance or transfer of title to all or any portion of the Apartment Complex required or permitted under this Agreement shall in all respects be subject to all conditions, approvals and other requirements of Agency rules and regulations applicable thereto.

13.9     Separability of Provisions

Each provision of this Agreement shall be considered separable and (a) if for any reason any provision is determined to be invalid, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid, and (b) if for any reason any provision would cause the Investment Limited Partner to be bound by the obligations of the Partnership (other than the rules and regulations of the Agency and the requirements of the Lender and/or Agency), such provision or provisions shall be deemed void and of no effect.

13.10    Paragraph Titles

All article and section headings in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any article or section.

13.11     Amendment Procedure

This Agreement may be amended by the General Partners only with the Consent of the Investment Limited Partner and the prior written consent of the Special Limited Partner.




13.12    Extraordinary Limited Partner Expenses

Any and all costs and expenses incurred by the Investment
Limited Partner and/or the Special Limited Partner in connection with exercising rights and remedies against the General Partners with respect to this Agreement, including without limitation, reasonable attorneys' fees, shall be paid by the General Partners, if the Investment Limited Partner and/or the Special Limited Partner are found to be the prevailing party. All amounts due to the Investment Limited Partner and/or the Special Limited Partner pursuant to this provision shall bear interest from demand at a rate of 9%.

    If the General Partners breach any provision of this Agreement, the Investment Limited Partner and/or the Special Limited Partner may employ an attorney or attorneys to protect its rights hereunder, and the General Partners shall owe the reasonable attorneys' fees and expenses incurred by the Investment Limited Partner and/or the Special Limited Partner only if the Investment Limited Partner and/or Special Limited Partner are found to be the prevailing party, whether or not a legal action is actually commenced against the General Partners by reason of such breach. All amounts due to the Investment Limited Partner and/or the Special Limited Partner pursuant to this provision shall bear interest from demand at a rate equal to 9%.

13.13    Time of Admission

The Investment Limited Partner shall be deemed to have been admitted to the Partnership as of the Commencement Date for all purposes of this Agreement, including Article X hereof; provided, however, that if regulations are issued under the Code or an amendment to the Code is adopted which would require, in the opinion of the Auditors, that the Investment Limited Partner be deemed admitted on a date other than as of the Commencement Date, then the General Partners shall select a permitted admission date which is most favorable to the Investment Limited Partner.















WITNESS the execution hereof under seal as of the 30th day of January, 1997.


PARTNERSHIP:                                           NEW DEVONSHIRE II
                                                                LIMITED
PARTNERSHIP


                                                                By:  Leonard F.
Gorsuch
                                                                Its: General
Partner

                                                                /s/Leonard F.
Gorsuch

                                                                By:  Fairfield
Homes, Inc.
                                                                Its: General
Partner

                                                                By:  Leonard F.
Gorsuch
                                                                Its: President


                                                                /s/Leonard F.
Gorsuch

GENERAL PARTNERS:                                LEONARD F. GORSUCH



                                                                /s/Leonard F.
Gorsuch

                                                                FAIRFIELD
HOMES, INC.

                                                                By:  Leonard F.
Gorsuch
                                                                Its: President


                                                                /s/Leonard F.
Gorsuch

WITHDRAWING ORIGINAL                             LEONARD F. GORSUCH
LIMITED PARTNERS


                                                                /s/Leonard F.
Gorsuch

                                                                FAIRFIELD
HOMES, INC.

                                                                By:  Leonard F.
Gorsuch
                                                                Its: President

                                                                /s/Leonard F.
Gorsuch


INVESTMENT LIMITED                           BOSTON CAPITAL
PARTNER:                                            TAX CREDIT FUND IV L.P.,
                                                           A Delaware Limited
Partnership

                                                           By:       Boston
Capital Associates
                                            IV, L.P., its general partner

                                                                By:  C & M
Associates d/b/a
                                                                          Boston
 Capital Associates,
                                                                          its
general partner

                                                                    /s/Bonnie
Kate Fox
                                                                   By:    Bonnie
 Kate Fox, Attorney in
                                                fact for   John P. Manning,
                                                general partner


SPECIAL LIMITED PARTNER:                     BCTC 94, INC.


                                                                    /s/Bonnie
Kate Fox
                                                            By: Bonnie Kate
Fox, Attorney in
                                         fact for     John P. Manning,
President







CONSENT AND AGREEMENT

The undersigned hereby executes this Agreement for the sole purpose of agreeing to the provisions of Article XI of the foregoing Amended and Restated Agreement of Limited Partnership notwithstanding any provision of the Management Agreement to the contrary.

Management Agent:            GORSUCH MANAGEMENT, INC.

                                       By:  Leonard F. Gorsuch
                                       Its: President

                                       /s/Leonard F. Gorsuch




NEW DEVONSHIRE II LIMITED PARTNERSHIP,
An Ohio Limited Partnership
Schedule A

As of January 30, 1997


General Partners                                   Capital Contribution

Leonard F. Gorsuch                                       $7,645
603 W. Wheeling Street
P.O. Box 190
Lancaster, Ohio 43130-0190

Fairfield Homes, Inc.                                       $7,645
603 W. Wheeling Street
P.O. Box 190
Lancaster, Ohio 43130-0190

Special Limited Partner

BCTC 94, Inc.                                              $10.00
One Boston Place
Boston, MA 02100-4406

Investment Limited Partner

Boston Capital      Tax
$182,
070
Credit Fund IV, A
Limited Partnership
c/o Boston Capital Partners, Inc.
One Boston Place
Boston, Massachusetts 02100-4406